Exhibit 10.1

THIRD AMENDMENT TO
RECEIVABLES FACILITY CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of November 16, 2018 (this “Amendment”), is made by and among ANIXTER RECEIVABLES CORPORATION, a Delaware corporation (the “Borrower”), ANIXTER INC., a Delaware corporation (the “Servicer”), the Lenders (as defined in the Credit Agreement, defined herein) party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

R E C I T A L S:

WHEREAS, reference is made to that certain Credit Agreement, dated as of October 5, 2015, by and among the Borrower, the Servicer, the Lenders (as defined therein) and the Administrative Agent, as amended by that certain Waiver and First Amendment to Receivables Facility Loan Documents, dated as of September 29, 2016 and by that certain Second Amendment to Receivables Facility Credit Agreement, dated as of October 29, 2018 (the “Existing Credit Agreement”);

WHEREAS, the parties hereto desire to amend certain terms of the Credit Agreement as hereinafter provided and the Administrative Agent and the Lenders are willing to make such modifications, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.Definitions. Defined terms used herein unless otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (as defined below) and the rules of construction set forth in Section 1.03 of the Credit Agreement shall apply to this Amendment.

2.Amendment of Credit Agreement. Effective as of the Amendment Effective Date (as defined below), and subject to the terms and conditions set forth herein and in reliance upon representations and warranties set forth herein, the Existing Credit Agreement is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Annex A, with all revisions to the Existing Credit Agreement reflected in Annex A in blacklined format (as so amended, the “Credit Agreement”).

3.Representations and Warranties. Each of the Borrower and the Servicer, by executing this Amendment, hereby certifies and confirms that as of the date hereof and after giving effect to this Amendment: (a) the execution, delivery and performance of this Amendment and any and all other documents executed and/or delivered in connection herewith (i) have been authorized by all requisite action on the part of the Borrower and the Servicer, (ii) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or (iii) conflict with or violate the Borrower’s Organization Documents; (b) the representations and warranties of the Borrower and the Servicer contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date hereof with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the specific dates or times referred to therein); (c) no Amortization Event or Potential Amortization Event under the Credit Agreement shall have occurred and be continuing or shall exist which will not be cured by the execution and effectiveness of this Amendment; and (d) the Credit Agreement and all other Loan Documents are and remain legal, valid, binding and enforceable obligations in accordance with the terms thereof.

4.Conditions of Effectiveness of the Amendment. This Amendment and the terms and provisions hereof shall be effective as of the first date (such date being referred to as the “Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(a)    Fees and Expenses. The Borrower shall pay to the Administrative Agent the costs and expenses of the Administrative Agent, including reasonable fees of the Administrative Agent’s counsel in connection with this Amendment. The Borrower shall pay to the Administrative Agent any fees due and payable as of the Amendment Effective Fee under that certain fee letter dated as of October 24, 2018 between the Borrower and the Administrative Agent and pay the upfront fees (collectively, the “Upfront Fees”) to the Administrative Agent for the account of (i) each Lender party to the Existing Credit Agreement in an amount equal to 0.15% of the principal amount of each such Lender’s commitment to participate in the Receivables Facility that are rolled over from the Existing Credit Agreement and (b) each Lender in an amount equal to 0.25% of the amount of each Lender’s commitment to participate in the Credit Agreement in excess of such Lender’s commitment in the Existing Credit Agreement on the Amendment Effective Date (prior to giving effect to this Amendment). Such Upfront Fees shall be payable in full upon the Amendment Effective Date.

(b)    Execution and Delivery. The Borrower, the Servicer and the Lenders shall have executed and delivered to the Administrative Agent counterparts to this Amendment and all agreements,

documents and certificates executed and delivered in connection herewith and therewith, and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 of the Credit Agreement payable to the order of each such requesting Lender and a written opinion of the Borrower's counsel.

(c)    Inventory Facility Amendment. The parties to that certain Third Amendment to Inventory Facility Credit Agreement of even date herewith with respect to the Inventory Facility Credit Agreement shall have delivered executed counterparts thereto to the Inventory Facility Administrative Agent and all conditions to effectiveness thereto shall have been met to the satisfaction of the Inventory Facility Administrative Agent.

(d)    Officer Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Amendment Effective Date and executed by its Secretary, Assistant Secretary or other similar officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Amendment and other Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, (C) certify as to a minimum Combined Availability of $150,000,000 as of the Amendment Effective Date and
(D) contain appropriate attachments, including the certificate or articles of incorporation or organization of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for the Borrower from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for the Borrower from the appropriate governmental officer in such jurisdiction.

(e)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Receivables and related working capital matters and financial information of the Borrower, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

5.Force and Effect. The Borrower and the Servicer each reconfirms, restates, and ratifies each of Loan Documents to which it is a party and except as amended by this Amendment, each of the Borrower and the Servicer confirms that all such Loan Documents to which it is party remain in full force and effect since the date of their execution.

6.Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

7.Counterparts. This Amendment may be signed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and delivery of executed signature pages hereof by telecopy or other electronic transmission from one party to another shall constitute effective and binding execution and delivery of this Amendment by such party.

8.	Release; Indemnification.

(a)    Release. In further consideration of the Administrative Agent’s and Lenders’ execution of this Amendment, the Borrower and the Servicer each individually and on behalf of its respective successors (including any trustees acting on behalf of such party, and any debtor-in-possession with respect to such party) assigns, subsidiaries and affiliates, hereby forever releases the Lenders and the Administrative Agent and their successors, assigns, parents, subsidiaries, and affiliates and their respective officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity), and obligations of every nature whatsoever, whether liquidated or unliquidated, whether matured or unmatured, whether fixed or contingent that the Borrower or the Servicer has or may have against the Releasees, or any of them, which arise from or relate to any actions which the Releasees, or any of them, have or may have taken or omitted to take in connection with the Credit Agreement or the other Loan Documents prior to the date hereof (including with respect to the Obligations, any Collateral and any third parties liable in whole or in part for the Obligations). This provision shall survive and continue in full force and effect whether or not the Borrower and the Servicer shall satisfy all other provisions of the Credit Agreement or the other Loan Documents.

(b)    Related Indemnity. The Borrower or the Servicer hereby agrees that its release of the Releasees set forth in Section 8(a) shall include an obligation to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including officers, directors, agents, trustees, creditors, partners or shareholders of the Borrower or the Servicer or any parent, subsidiary or affiliate of the Borrower or the Servicer, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment or any other document executed in connection herewith; provided, that neither the Borrower nor the Servicer shall be liable for any indemnification to a Releasee to the extent that any such liability, obligation, loss, penalty, action, judgment, suit, cost, expense or disbursement results from the applicable Releasee’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of the Credit Agreement and the other Loan Documents.

9.Amendment as Loan Document. The parties hereto acknowledge and agree that this Amendment constitutes a Loan Document.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF and intending to be legally bound hereby, the parties hereto have executed this Amendment as of the date first above written.

BORROWER:

ANIXTER RECEIVABLES CORPORATION
By:   /s/ Rodney A. Shoemaker
Name: Rodney A. Shoemaker
Title: Vice President and Treasurer

INITIAL SERVICER: ANIXTER INC.
By:   /s/ Rodney A. Shoemaker
Name: Rodney A. Shoemaker
Title: Vice President and Treasurer

Acknowledged and Agreed:

ANIXTER INTERNATIONAL INC.

By:   /s/ Rodney A. Shoemaker
Name: Rodney A. Shoemaker
Title: Senior Vice President and Treasurer

[signature pages continue on following pages]

[Signature page to Third Amendment to Receivables Facility Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Administrative Agent, Issuing Bank and Swingline Lender

By:    /s/ Stephanie A. Lis
Name: Stephanie A. Lis
Title: Authorized Officer

WELLS FARGO BANK, NATIONAL
ASSOCIATION, individually as a Lender and as an Issuing Bank

By:    /s/ Cory R. Moore
Name: Cory R. Moore
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:    /s/ Andrew Finemore
Name: Andrew Finemore
Title: Assistant Vice President

SUNTRUST BANK, as a Lender

By:    /s/ Pavo Hrkac
Name: Pavo Hrkac
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ James C. Simpson
Name: James C. Simpson
Title: Vice President

.

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Andrew Horn
Name: Andrew Horn
Title: Director

~~COMPOSITE CREDIT AGREEMENT (Includes Amendment 1)~~

Page

ANNEX A
~~This COMPOSITE~~ TO THIRD AMENDMENT TO RECEIVABLES CREDIT AGREEMENT~~includes:~~
~~Waiver and First Amendment to Receivables Facility Loan Documents dated September 29, 2016~~

~~Second Amendment to Credit Agreement dated as of October ]29], 2019~~

~~COMPOSITE CREDIT AGREEMENT (Includes Amendment 1)~~

Page

CREDIT AGREEMENT
(Receivables Facility)
Dated as of October 5, 2015
among
ANIXTER RECEIVABLES CORPORATION,
as Borrower,
ANIXTER INC.,
as Servicer,
   THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
______________________

~~J.P. MORGAN SECURITIES LLC~~
~~and~~
JPMORGAN CHASE BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION, and BANK OF AMERICA, N.A.
as Joint Bookrunners and Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents

and
~~______________________~~

~~BANK OF AMERICA, N.A., and~~
SUNTRUST BANK,
as ~~Co-~~Documentation
~~Agents~~
Agent

ii

Page

ARTICLE I	DEFINITIONS 1

Section 1.01.	Defined Terms 1

Section 1.02.	Classification of Loans and Borrowings 36

Section 1.03.	Terms Generally 36

Section 1.04.	Accounting Terms; GAAP 37

Section 1.05.	Interest Rates 37

Section 1.06.	Status of Obligations 37

ARTICLE II	THE CREDITS ~~38~~37

Section 2.01.	Commitments ~~38~~37

Section 2.02.	Loans and Borrowings 38

Section 2.03.	Requests for Revolving Borrowings 38

Section 2.04.	Protective Advances 39

Section 2.05.	Swingline Loans and Overadvances 40

Section 2.06.	Letters of Credit 41

Section 2.07.	Funding of Borrowings 46

Section 2.08.	Interest Elections 46

Section 2.09.	Termination and Reduction of Commitments; Increase in Revolving Commitments 47

i

~~(Continued)~~

~~Page~~

Section 2.10.	Repayment and Amortization of Loans; Evidence of Debt 49

Section 2.11.	Prepayment of Loans 50

Section 2.12.	Fees 50

Section 2.13.	Interest 51

Section 2.14.	Alternate Rate of Interest; Illegality 52

Section 2.15.	Increased Costs 53

Section 2.16.	Break Funding Payments 54

Section 2.17.	Withholding of Taxes; Gross-Up ~~54~~55

Section 2.18.	Payments Generally; Allocation of Proceeds; Sharing of Set-offs ~~57~~58

Section 2.19.	Mitigation Obligations; Replacement of Lenders ~~60~~61

Section 2.20.	Defaulting Lenders ~~60~~61

Section 2.21.	Returned Payments ~~62~~63

ARTICLE III	COLLECTIONS AND PAYMENTS ~~62~~63

Section 3.01.	Deemed Collections ~~62~~63

Section 3.02.	Collections During the Revolving Period ~~62~~63

Section 3.03.	Collections During the Amortization Period ~~63~~64

Section 3.04.	Payment Rescission ~~63~~64

ARTICLE IV	REPRESENTATIONS AND WARRANTIES ~~63~~64

~~(Continued)~~

~~Page~~

Section 4.01.	Organization; Powers ~~63~~64

Section 4.02.	Authorization; Enforceability ~~64~~65

Section 4.03.	Governmental Approvals; No Conflicts ~~64~~65

Section 4.04.	Financial Condition; No Material Adverse Change ~~64~~65

Section 4.05.	Properties ~~65~~66

Section 4.06.	Litigation and Environmental Matters ~~65~~66

Section 4.07.	Compliance with Laws and Agreements; No Potential Amortization Event ~~66~~67

Section 4.08.	Investment Company Status ~~66~~67

~~Section 4.09.~~	~~Taxes 66~~

~~Section 4.10.~~	~~ERISA 66~~

Section ~~4.11~~4.09.	~~Disclosure66~~Taxes 67

Section ~~4.12~~4.10.	~~Performance66~~ERISA 67

Section 4.11.	Disclosure 67

Section 4.12.	Performance 67

Section 4.13.	Solvency ~~67~~68

Section 4.14.	Insurance ~~67~~68

Section 4.15.	Capitalization and Subsidiaries; Joint Venture; Partnership ~~67~~68

Section 4.16.	Security Interest in Collateral ~~67~~68

~~(Continued)~~

~~Page~~

Section 4.17.	Reserved ~~67~~68

Section 4.18.	Federal Reserve Regulations ~~67~~69

Section 4.19.	Use of Proceeds ~~67~~69

Section 4.20.	Reserved ~~67~~69

Section 4.21.	Restricted Payments to AXE ~~68~~69

Section 4.22.	Anti-Corruption Laws and Sanctions ~~68~~69

Section 4.23.	~~HD Supply Acquisition68~~EEA Financial Institutions 69

Section 4.24.	[Reserved] 69

Section 4.25.	Compliance with Credit and Collection Policy ~~68~~69

Section ~~4.25~~4.26.	Enforceability of Contracts ~~68~~69

Section ~~4.26~~4.27.	Eligible Receivables 69

Section ~~4.27~~4.28.	Indebtedness ~~69~~70

Section ~~4.28~~4.29.	Remittances of Collections ~~69~~70

ARTICLE V	CONDITIONS ~~69~~70

Section 5.01.	Effective Date ~~69~~70

Section 5.02.	Each Credit Event 73

ARTICLE VI	AFFIRMATIVE COVENANTS 74

Section 6.01.	Financial Statements; Borrowing Base and Other Information 74

~~(Continued)~~

~~Page~~

Section 6.02.	Notices of Material Events 77

Section 6.03.	Existence; Conduct of Business 79

Section 6.04.	Payment of Obligations 79

Section 6.05.	Maintenance of Properties 79

Section 6.06.	Books and Records; Inspection Rights and Audits 79

Section 6.07.	Compliance with Laws and Material Contractual Obligations 80

Section 6.08.	Use of Proceeds 80

Section 6.09.	Reserved 80

Section 6.10.	Insurance ~~81~~80

Section 6.11.	Casualty and Condemnation 81

Section 6.12.	Depository Banks 81

Section 6.13.	Employee Benefit Matters 81

Section 6.14.	Additional Collateral; Further Assurances ~~82~~81

Section 6.15.	Keeping and Marking of Records and Books 82

Section 6.16.	Compliance with Contracts and Credit and Collection Policy 82

Section 6.17.	Performance and Enforcement of the Receivables Sale Agreement ~~83~~82

Section 6.18.	Ownership of Receivables; Security Interest in Receivables 83

Section 6.19.	Separateness 83

~~v~~

~~(Continued)~~

~~Page~~

Section 6.20.	Collections 85

Section 6.21.	Payments to the Originators ~~86~~85

Section 6.22.	Post-Closing Security Perfection 86

ARTICLE VII	NEGATIVE COVENANTS 86

Section 7.01.	Indebtedness 86

Section 7.02.	Liens 88

Section 7.03.	Fundamental Changes 90

Section 7.04.	Investments, Loans, Advances, Guarantees and Acquisitions 90

Section 7.05.	Asset Sales 92

Section 7.06.	Sale and Leaseback Transactions 93

Section 7.07.	Swap Agreements 93

Section 7.08.	Payments to AXE and Anixter; Certain Payments of Indebtedness 94

Section 7.09.	Transactions with Affiliates 95

Section 7.10.	Restrictive Agreements 95

Section 7.11.	Amendment of Material Documents 96

Section 7.12.	Employee Benefit Matters 96

Section 7.13.	Environmental Liabilities 97

Section 7.14.	Financial Covenants 97

~~(Continued)~~

~~Page~~

Section 7.15.	Change in Payment Instructions to Obligors 97

Section 7.16.	Modifications to Contracts and Credit and Collection Policy ~~98~~97

Section 7.17.	Designation of Amortization Date 98

Section 7.18.	Termination of Receivables Sale Agreement 98

Section 7.19.	Name Change; Offices and Records 98

Section 7.20.	Protection of Title 98

ARTICLE VIII	ADMINISTRATION AND COLLECTION 98

Section 8.01.	Designation of the Servicer 98

Section 8.02.	Duties of the Servicer 99

Section 8.03.	Collection Notices 100

Section 8.04.	Responsibilities of the Borrower 100

Section 8.05.	Servicing Fees ~~101~~100

ARTICLE IX	AMORTIZATION EVENTS 101

ARTICLE X	THE ADMINISTRATIVE AGENT 104

Section 10.01.	Appointment 104

Section 10.02.	Rights as a Lender 105

Section 10.03.	Duties and Obligations 105

Section 10.04.	Reliance 105

~~(Continued)~~

~~Page~~

Section 10.05.	Actions through Sub-Agents ~~105~~106

Section 10.06.	Resignation 106

Section 10.07.	Non-Reliance ~~106~~107

Section 10.08.	Other Agency Titles 107

Section 10.09.	Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties ~~107~~108

Section 10.10.	Flood Laws 108

Section 10.11.	Certain ERISA Matters 108

ARTICLE XI	MISCELLANEOUS ~~108~~109

Section 11.01.	Notices ~~108~~109

Section 11.02.	Waivers; Amendments ~~110~~111

Section 11.03.	Expenses; Indemnity; Damage Waiver ~~112~~113

Section 11.04.	Successors and Assigns ~~117~~118

Section 11.05.	Survival ~~121~~122

Section 11.06.	Counterparts; Integration; Effectiveness; Electronic Execution ~~121~~122

Section 11.07.	Severability ~~122~~123

Section 11.08.	Right of Setoff ~~122~~123

Section 11.09.	Governing Law; Jurisdiction; Consent to Service of Process ~~122~~123

Section 11.10.	WAIVER OF JURY TRIAL ~~123~~124

~~(Continued)~~

~~Page~~

Section 11.11.	Headings ~~123~~124

Section 11.12.	Confidentiality ~~123~~124

Section 11.13.	Several Obligations; Nonreliance; Violation of Law ~~124~~125

Section 11.14.	USA PATRIOT Act ~~124~~125

Section 11.15.	Disclosure ~~124~~125

Section 11.16.	Appointment for Perfection ~~124~~125

Section 11.17.	Interest Rate Limitation ~~124~~125

Section 11.18.	Marketing Consent 125

Section 11.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 126

SCHEDULES:

Schedule	– Commitment Schedule

Schedule A	– Collection Accounts

Schedule B	– Credit and Collection Policies

Schedule C	– Lock-Boxes

Schedule D	– Subsidiary Originators

Schedule 4.03	– Government Approvals; No Conflicts

Schedule 4.05	– Properties

Schedule 4.06	– Disclosed Matters

Schedule 4.14	– Insurance

Schedule 4.15	– Capitalization and Subsidiaries

Schedule 6.22	– Post-Closing Security Perfection~~[Amended and Restated with First Amendment]~~

Schedule 7.01	– Existing Indebtedness

Schedule 7.02	– Existing Liens

Schedule 7.04	– Existing Investments

Schedule 7.10	– Restrictive Agreements

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption

Exhibit B	– Form of Opinion of Borrower's Counsel

Exhibit C	– Form of Borrowing Base Certificate

Exhibit D	– Form of Compliance Certificate

Exhibit E-1	– U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2	– U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3	– U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4	– U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F	– Form of Perfection Certificate

x

Exhibit G	– Form of Intercreditor Agreement

CREDIT AGREEMENT
(Receivables Facility)
CREDIT AGREEMENT dated as of October 5, 2015 (as it may be amended or modified from time to time, this “Agreement”) among ANIXTER RECEIVABLES CORPORATION, a Delaware corporation, as the Borrower, ANIXTER INC., a Delaware corporation, as the Servicer, the Lenders (as defined herein) party hereto, JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for each Lender (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ~~and J.P. MORGAN SECURITIES LLC~~, JPMORGAN CHASE BANK, N.A., and BANK OF AMERICA, N.A., as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”), as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Syndication Agents”), ~~BANK OF AMERICA, N.A., a national banking association~~ and SUNTRUST BANK, a Georgia banking association, as ~~co-~~documentation ~~agents~~ agent (in such capacity, together with ~~their~~ its successors and assigns in such capacity, the “~~Co-~~Documentation ~~Agents~~Agent”).
The parties hereto agree as follows:
Article I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2011 Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of May 31, 2011, by and among the Borrower, as the seller, Anixter, as the initial servicer, Chariot Funding LLC, as a conduit and the financial institutions from time to time party thereto, and JPMorgan Chase Bank, as the agent, as the same has been amended, restated, amended and restated, modified or supplemented from time to time.
“2012 Notes Indenture” means an Indenture dated as of April 30, 2012, between Anixter, AXE, and Wells Fargo Bank, National Association, as trustee, as the same may be amended or replaced from time to time.
“2015 Notes Indenture” means an Indenture dated as of August 18, 2015, between Anixter, AXE, and Wells Fargo Bank, National Association, as trustee, as the same may be amended or replaced from time to time.
“2019 Notes Indenture” means an Indenture dated on or about November ~~12~~13, 2018, between Anixter ~~Inc., Anixter International Inc.~~, AXE, as guarantor and Wells Fargo Bank, National Association, as trustee, as the same may be amended or replaced from time to time.

“ABR”~~,~~ when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Accommodation Obligation” means, as applied to any Person, any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including any such Indebtedness, obligation or liability directly or indirectly guaranteed, supported by letter of credit, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation. Notwithstanding anything to the contrary contained herein, the term “Accommodation Obligation” shall not be interpreted to include any letter of credit Obligations or any other Obligations hereunder guaranteed by AXE or any other guarantor hereof.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” ~~means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder~~has the meaning assigned to such term in the preamble.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 33% or more (or, in the case of an Affiliate of a Lender, 20% or more) of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $600,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Agreement Accounting Principles” means GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not Material Accounting Changes (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by AXE or Anixter with the agreement of its independent certified public accountants and such changes result in a material change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein (“Material Accounting Changes”), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Anixter’s consolidated financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to the Required Lenders. If such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO ~~Rate~~ Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day~~, subject to the interest rate floors set forth therein~~. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of his Agreement.
“Amortization Date” means the earliest to occur of: (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in clause (h), (i) or (j) of Article IX, (b) if any other Amortization Event has occurred and is continuing, the Business Day specified as the Amortization Date in a written notice given by the Administrative Agent or any Lender to the Borrower, and (c) the date that is five (5) Business Days after the Administrative Agent’s receipt of written notice from the Borrower that the Borrower wishes to terminate this Agreement.
“Amortization Event” has the meaning assigned to such term in Article IX.
“Amortization Period” means the period beginning on the Facility Termination Date and ending on the date thereafter on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof and the Aggregate Credit Exposure has been reduced to zero.

“Anixter” means Anixter Inc., a Delaware corporation.
“Anixter Canada” means Anixter Canada Inc., a Canada corporation.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

~~Level~~	~~Average Usage~~	~~Applicable Commitment Fee Percentage~~
~~I~~	~~≥ 50% of the Commitment~~	~~0.250%~~
~~II~~	~~< 50% of the Commitment~~	~~0.375%~~

“Applicable Commitment Fee Percentage” means, as of any date of determination, the ~~applicable percentage set forth in the following table that corresponds to the average usage of the Commitment by the Borrower for the most recently completed fiscal quarter:~~rate per annum of 0.250%.
“Applicable Percentage” means with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.
“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum of (a) 0.50% in the case of ABR Loans and (b) 1.50% in the case of Eurodollar Loans.
Notwithstanding the foregoing~~, commencing January 1, 2016~~, the Applicable Rate will be subject to certain performance pricing adjustments set forth below under the caption “Revolver ABR Spread” and “Revolver Eurodollar Spread”, based upon the Average Quarterly Combined Availability during the most recently ended Fiscal Quarter.

Average Quarterly Combined Availability	Revolver ABR Spread	Revolver ~~EurodollarSpread~~Eurodollar Spread
Category 1 ≥ $500,000,000	0.25%	1.25%
Category 2 < $500,000,000~~but ≥ $250,000,000~~	0.50%	1.50%
~~Category 3 < $250,000,000~~	~~0.75%~~	~~1.75%~~

For purposes of the foregoing, the Applicable Rate shall be redetermined by the Administrative Agent as of the first day of each Fiscal Quarter.

“Approved Fund” has the meaning assigned to such term in Section 11.04(b).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Availability Period” means the period commencing on the Effective Date and ending on the Facility Termination Date.
“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Average Quarterly Combined Availability” means, for any Fiscal Quarter, an amount equal to the average daily Combined Availability during such Fiscal Quarter.
“AXE” means Anixter International Inc., a Delaware corporation.
“AXE Guaranty” means that certain Guaranty, dated as of the date hereof, made by AXE in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
~~“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.~~
~~“Board” means the Board of Governors of the Federal Reserve System of the United States.~~
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Anixter Receivables Corporation, a Delaware corporation.
“Borrower Subordinated Documents” means the Borrower Subordinated Note, that certain Security Agreement by the Borrower in favor of Anixter, and any other agreements, documents, and instruments executed and delivered in connection therewith.
“Borrower Subordinated Note” means that certain Third Amended and Restated Subordinated Note executed by the Borrower and payable to the order of Anixter, as the same may be amended, modified or supplemented from time to time.
“Borrower Subordination Agreement” means that certain Subordination and Intercreditor Agreement by and among Anixter, as the subordinated creditor, the Administrative Agent, and the Borrower, as the same may be amended, modified or supplemented from time to time.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) 85% of the aggregate Outstanding Balance of the Eligible Receivables at such time, minus (b) Reserves. The Administrative Agent may, in its Permitted Discretion, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrower and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(f).
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
“Borrowing Base Deficiency” means, at any time, that the Aggregate Revolving Exposure at such time exceeds the lesser of (a) the Aggregate Revolving Commitment at such time and (b) the Borrowing Base at such time.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (b) any day that is not a “Business Day” under and as defined in the Inventory Facility Credit Agreement will not be a Business Day under this Agreement.
“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Consolidated Group prepared in accordance with Agreement Accounting Principles.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Cash Dominion Trigger Period” means a period (a) commencing (i) automatically upon the occurrence of an Specified Amortization Event, (ii) at the written election of the Required Lenders upon the occurrence of any other Amortization Event, or (iii) when Combined Availability is less than the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment, and (b) continuing until (i) no Amortization Event is then continuing as described in clause (a)(i) above, and (ii) Combined Availability remains in excess of the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment for thirty (30) consecutive days.  A Cash Dominion Trigger Period may be discontinued no more than five (5) times during the term of this Agreement.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days after the date of acquisition thereof, (b)

money market funds consisting primarily of marketable direct obligations issued by any state or local government of the United States maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in “Credit Watch” published by S&P (or a similar publication of S&P or another nationally recognized rating service), (c) commercial paper (other than commercial paper issued by AXE, Anixter, or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer’s rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Administrative Agent); and (d) commercial paper (other than commercial paper issued by AXE, Anixter, or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer is a Lender and has a rating on its commercial paper of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the equivalent rating from other nationally recognized rating services acceptable to the Administrative Agent), provided the amount of Cash Equivalents under this clause (d) shall not at any time exceed $5,000,000.
“Change in Control” shall occur if:
(a)    any “person,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 33% or more of the combined voting power of AXE’s or Anixter’s outstanding securities ordinarily having the right to vote at elections of directors, and such person at such time owns more of such combined voting power than the Samuel Zell Group; or
(b)    individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute AXE’s board of directors (together with any new directors whose election by AXE’s board of directors or whose nomination for election by AXE’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason (other than death, disability or mandatory retirement) to constitute a majority of AXE’s board of directors then in office.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation , implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
~~“Change in Control” shall occur if:~~
~~(a)    any “person,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 33% or more of the combined voting power of AXE’s or Anixter’s outstanding securities ordinarily having the right to vote at elections of directors, and such person at such time owns more of such combined voting power than the Samuel Zell Group; or~~
~~(b)    individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute AXE’s board of directors (together with any new directors whose election by AXE’s board of directors or whose nomination for election by AXE’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason (other than death, disability or mandatory retirement) to constitute a majority of AXE’s board of directors then in office.~~
“Charged-Off Receivable” means a Receivable: (a) owed by an Obligor with respect to which a Bankruptcy Event has occurred; (b) as to which the related Obligor, if a natural person, is deceased, (c) which, consistent with the applicable Credit and Collection Policy, would be written off or otherwise designated as uncollectible, (d) which has been identified by the Servicer as uncollectible or (e) as to which any payment, or part thereof, remains unpaid for greater than one hundred twenty (120) days from the original invoice date for such Receivable.
“Charges” has the meaning assigned to such term in Section 11.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by the Borrower covered by the Collateral Documents and any and all other property of the Borrower, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
“Collateral Documents” means, collectively, the Security Agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by the Borrower and delivered to the Administrative Agent.
“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Schedule A.
“Collection Account Agreement” means an agreement among the Borrower, the Servicer, the Administrative Agent and a Collection Bank perfecting the Administrative Agent’s security interest in one or more Collection Accounts.
“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.
“Collection Notice” means, with respect to a Collection Account Agreement, a notice given by the Administrative Agent to the related Collection Bank in substantially the form attached to such Collection Account Agreement or otherwise pursuant to which the Administrative Agent exercises its right to direct the disposition of funds on deposit in the Collection Account in accordance with such Collection Account Agreement.
“Collection Period” means each fiscal month of Anixter and the Borrower, provided that the final Collection Period shall terminate on the Facility Termination Date.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect thereto.
“Combined Availability” means, at any time, an amount equal to (i) Availability plus (ii)  Inventory Facility Availability, in each case at such time.
“Combined Commitment” means, at any time, an amount equal to (i) the Aggregate Revolving Commitments plus (ii) the Inventory Facility Commitment, in each case at such time.
“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.
~~“Communications” has the meaning assigned to such term in Section 11.01(d).~~
“Communication Cables Account” means account no. 4427668403 maintained at Bank of America, N.A.
“Communications” has the meaning assigned to such term in Section 11.01(d).
“Company Owned Post Office Box” has the meaning assigned to such term in the Security Agreement.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, for the Consolidated Group calculated in accordance with Agreement Accounting Principles, (a) Consolidated Net Income for such period taken as a single accounting period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) the provision for depreciation and amortization expense of the Consolidated Group for such period, (ii) income taxes of the Consolidated Group for such period, and (iii) net interest expense of the Consolidated Group for such period; provided that there shall be excluded from Consolidated EBITDA any non-cash, non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses) during such period.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Unfinanced Capital Expenditures to (b) the Consolidated Fixed Charges, in each case determined in accordance with Section 7.14 for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such determination date.
“Consolidated Fixed Charges” means, for any period, without duplication, cash Interest Expense of the Consolidated Group, plus scheduled principal payments on Indebtedness actually made, plus consolidated yield or discount accrued on the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or other transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with any Receivables Facility Transaction (regardless of the accounting treatment of such Receivables Facility Transaction), plus expenses for taxes paid in cash, plus Capital Lease payments for such period, all calculated in accordance with Agreement Accounting Principles.
“Consolidated Group” means Anixter and each of its Subsidiaries.
“Consolidated Net Income” means, for any period, for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for that period, determined in accordance with Agreement Accounting Principles.
~~“Consolidated Tangible Net Assets” has the meaning attributed to that term in in the 2012 Notes Indenture.~~

“Contract” means a contract (including any purchase order or invoice) originally between an Originator and any Person pursuant to or under which such Person shall be obligated to make payments to such Originator with respect to the sale of goods or the furnishing of services from time to time. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit and Collection Policy” means (a) the Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, (b) the credit and collection policies and practices of any Subsidiary Originator relating to Contracts and Receivables existing on the date hereof and (c) the credit and collection policies and practices of any other Originator relating to Contracts and Receivables existing on the date on which such other Originator was approved by the Administrative Agent, in each case as summarized in Schedule B and as modified from time to time in accordance with this Agreement.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.
“Customary Permitted Liens” means:
(a)    Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for Taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(b)    statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens, Liens imposed under ERISA, or Enforceable Judgments) imposed by law, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C)(1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c)    Liens (other than Environmental Liens, Liens imposed under ERISA, or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
(d)    easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Anixter or any Subsidiary of Anixter;
(e)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
(f)    precautionary filings of financing statements in connection with assets that are not owned by Anixter or its Subsidiaries (including in connection with Operating Leases entered into in the ordinary course of business).
“Deemed Collections” means the aggregate of all amounts the Borrower shall have been deemed to have received as a Collection of a Receivable. The Borrower shall be deemed to have received a Collection in full of a Receivable if at any time (a) the Outstanding Balance of such Receivable is either (i) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by the Borrower (other than cash Collections on account of such Receivable or as a result of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or the financial inability of the related Obligor to pay) or (ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) any of the representations or warranties in Article IV are not true when made or deemed made with respect to such Receivable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Potential Amortization Event, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Potential Amortization Event, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a direct or indirect parent that has become, the subject of a (i) Bankruptcy Event or (ii) a Bail-In Action.
“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (a) of the definition of “Deemed Collections”.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 4.06.
“Disposition” or “Dispose” means the sale, transfer, license, or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, ~~Intralinks®, ClearPar®, Debt Domain, Syndtrak~~ web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent ~~and~~ or the Issuing

Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Receivables” means, at any time, the Receivables of the Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Receivables shall not include any Receivable:
(a)    ~~(a)~~which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b)    ~~(b)~~which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(c)    ~~(c)~~(i) which is unpaid more than ninety (90) days after the date of the original invoice therefor, or (ii) which has been written off or otherwise designated as uncollectible, provided, however, that otherwise Eligible Receivables, in an aggregate amount of up to 10% of the Aggregate Revolving Commitments, with payment terms of up to one hundred twenty (120) days which remain unpaid up to one hundred twenty (120) days after the invoice date, will not be deemed ineligible due to clause (c);
(d)    ~~(d)~~which is owed by an Obligor for which more than 50% of the Receivables owing from such Obligor and its Affiliates are ineligible hereunder;
(e)    ~~(e)~~which is owed by an Obligor to the extent the aggregate amount of Receivables owing from such Obligor and its Affiliates to the Borrower and/or any Originator exceeds 15% of the aggregate Eligible Receivables;
(f)    ~~(f)~~with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
(g)    ~~(g)~~which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Originator, (iii) represents a progress billing, (iv) which are contingent upon any Originator’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
(h)    ~~(h)~~for which the goods giving rise to such Receivable have not been shipped to the Obligor or for which the services giving rise to such Receivable have not been performed by the Borrower or any Originator or if such Receivable was invoiced more than once;
(i)    ~~(i)~~with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)    ~~(j)~~which is owed by an Obligor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(k)    ~~(k)~~which is owed by any Obligor which has sold all or substantially all of its assets;
(l)    ~~(l)~~which is owed by an Obligor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Receivable is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;
(m)    ~~(m)~~which is owed in any currency other than U.S. dollars;
(n)    ~~(n)~~which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Receivable is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any federal Governmental Authority of the U.S., or any federal department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have been complied with to the Administrative Agent’s satisfaction;
(o)    ~~(o)~~which is owed by any Affiliate of the Servicer or any Originator or any employee, officer or director of the Servicer or any of its Affiliates or any Originator or any of their Affiliates;
(p)    ~~(q)~~which is owed by an Obligor or any Affiliate of such Obligor to which it is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Obligor, in each case to the extent thereof;
(q)    ~~(r)~~which is subject to any counterclaim, deduction, defense, setoff or dispute;
(r)    ~~(s)~~which is evidenced by any promissory note, chattel paper or instrument;
(s)    ~~(t)~~which is owed by an Obligor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Servicer to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless the Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(t)    ~~(u)~~with respect to which the Servicer has made any agreement with the related Obligor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Receivable which was partially paid and such Originator created a new receivable for the unpaid portion of such Receivable;

(u)    ~~(v)~~which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v)    ~~(w)~~which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;
(w)    ~~(x)~~which was created on cash on delivery terms;
(x)    ~~(y)~~which (i) does not satisfy in all material respects all applicable requirements of the applicable Credit and Collection Policy and (ii) is owed by an Obligor which is deemed to be a “high” collection risk in accordance with the applicable Credit and Collection Policy;
(y)    ~~(z)~~ as to which all right, title and interest to and in which has not been validly transferred by an Originator directly or indirectly to the Borrower pursuant to the Receivables Sale Agreement, or the Borrower does not have good and marketable title thereto free and clear of any lien (other than (i) pursuant to the Loan Documents and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent);
(z)    ~~(aa)~~the Obligor on which is not required to make payments with respect to such Receivable into a concentration account, depositary account, lock-box account or similar account that is not subject to a Collection Account Agreement;
(aa)    ~~(bb)~~the assignment of which by the Seller to the Borrower (and the pledge of which by the Borrower to the Administrative Agent) violates any applicable contractual agreement not otherwise rendered ineffective by any applicable law;
(bb)    ~~(cc)~~as to which the Servicer is not in possession of, or does not have ready access to, the Records relating thereto and other information reasonably necessary or advisable for the collection of such Receivable;
(cc)    ~~(dd)~~which is owed by an Obligor which is an Obligor on any Receivable which has been sold or pledged to any Person other than the Borrower;
(dd)    ~~(ee)~~if it was acquired in an acquisition permitted by Section 7.04(a)(v), until the completion of a field examination of such Receivable reasonably satisfactory to the Administrative Agent (which field examination may be conducted prior to the closing of such acquisition); or
(ee)    ~~(ff)~~which the Administrative Agent determines, in its Permitted Discretion, may not be paid by reason of the related Obligor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever, provided, that the Administrative Agent shall not determine a Receivable to be ineligible pursuant to this clause (ff) solely because the Obligor is in a particular industry if on the Effective Date any Originator has outstanding Receivables from Obligors in such industry which constituted Eligible Receivables; provided, further, that the Administrative Agent shall not determine a

Receivable to be ineligible pursuant to this clause (ff) solely because it is generated by a particular type of business of any Originator if such Originator is engaged in such type of business on the Effective Date.
In the event that a Receivable which was previously an Eligible Receivable ceases to be an Eligible Receivable hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Receivable, the face amount of a Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Obligor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by the Borrower to reduce the amount of such Receivable.
“Enforceable Judgment” means a judgment or order as to which (a) Anixter has not demonstrated to the reasonable satisfaction of the Required Lenders that Anixter and its Subsidiaries, as applicable, are covered by third-party insurance (other than retro-premium insurance) therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an “Enforceable Judgment” so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $35,000,000 be posted or provided, such judgment or order shall immediately be an “Enforceable Judgment.”
“Enhanced Reporting Trigger Period” means a period (a) commencing (i) automatically upon the occurrence of a Specified Amortization Event, (ii) at the written election of the Required Lenders upon the occurrence of any other Amortization Event, or (iii) when Combined Availability is less than the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment, and (b) continuing until (a) no Potential Amortization Event is then continuing and (ii) Combined Availability remaining in excess of the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment for thirty (30) consecutive days. An Enhanced Reporting Trigger Period may be discontinued no more than five (5) times during the term of this Agreement.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding agreements issued, promulgated or entered into by any Governmental Authority applicable to the Borrower or the Borrower’s operations, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material, and all Permits issued in connection therewith.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary incurred as a result of (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any Environmental Liability.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, ~~and any regulations issued pursuant thereto,~~ as amended from time to time, and the rules and regulations promulgated thereunder.
~~“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Anixter or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Anixter or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Anixter or any of its Subsidiaries, any corporation described in clause (i), above or any partnership or trade or business described in clause (ii) above.~~
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event with respect to any Pension Plan~~;~~ (b) the failure to ~~make~~ satisfy the “minimum ~~required contributions~~funding standard” ~~under~~ (as defined in Section 412 ~~or 430~~ of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by ~~Anixter~~ the Borrower or any ERISA ~~Affiliates~~ Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) ~~any Termination Event~~the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; ~~or~~ (f) the ~~receipt by Anixter~~ incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from ~~Anixter~~ the Borrower or any ERISA Affiliate of any notice, concerning the imposition ~~of withdrawal liability~~ upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent , in critical status or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, ~~bear~~ bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Facility Termination Date” means the earlier of (a) the Maturity Date and (b) the Amortization Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices, adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effect Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means that certain fee letter, dated as of ~~even date with the Agreement~~October 24, ~~among~~ 2018, between the Borrower and the Administrative Agent, ~~in form and substance reasonably satisfactory to the Administrative Agent~~as the same may be amended, restated, amended and restated, modified or supplemented from time to time.
“Finance Charges” means, with respect to any Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Financial Covenant Trigger Period” means a period (a) commencing (i) automatically upon the occurrence of a Specified Amortization Event, (ii) at the written election of the Required Lenders upon the occurrence of any other Amortization Event, or (iii) when Combined Availability is less than the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment, and (b) continuing until (i) no Amortization Event is then continuing, and (ii) Combined Availability remains in excess of the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment for thirty (30) consecutive days. A Financial Covenant Trigger Period may be discontinued no more than five (5) times during the term of this Agreement.
“Financial Officer” means, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person and, with respect to Anixter shall include its Vice President-Finance and the Assistant Treasurer.
“Fiscal Month” means a four or five week monthly accounting period of Anixter ending on or about the last day of a calendar month.
“Fiscal Quarter” means a 13-week (or, as the case may be, periodically a 14-week) accounting period of Anixter ending on or about March 31, June 30, September 30 or December 31 of any Fiscal Year.
“Fiscal Year” means the fiscal year of Anixter, which shall be the annual accounting period of Anixter ending on or about December 31 of each year.
“Flood Laws” has the meaning assigned to such term in Section 10.10.
“Foreign Employee Benefit Plan” means any plan, program, policy, agreement or contract maintained or contributed to or for the benefit of employees or Anixter, any of its Subsidiaries, or any ERISA Affiliate which is governed by the laws of a jurisdiction outside the United States.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Pension Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained or contributed to or for the benefit of employees of Anixter, any of its Subsidiaries, or any ERISA Affiliate, which, under the applicable local law, is required to be funded through a trust or other funding vehicle and which is governed by the laws of a jurisdiction outside the United States.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Funding Account” has the meaning assigned to such term in Section 5.01(h).
“GAAP” means generally accepted accounting principles in the U.S. set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, or a petroleum by-product, friable asbestos, polychlorinated biphenyls, radioactive or freon gas.
~~“HD Supply Acquisition” means the purchase by Anixter of the outstanding Equity Interests of each of HDS PS, HDS Power Solutions, Inc., and Pro Canadian Holdings I, ULC, a Nova Scotia unlimited liability company (“Pro Canadian” and, together with HDS PS and HDS Power Solutions, each, a “Target”), and certain assets used in or held for use in the power solutions business of the Targets but owned by one or more affiliates of the Targets (which assets are the “Purchased Assets” under and as defined in the HD Supply Acquisition Agreement).~~
~~“HD Supply Acquisition Agreement” means the Purchase Agreement dated as of July 15, 2015, by and among the HD Supply Sellers, and Anixter, as buyer.~~
~~“HD Supply Acquisition Agreement Representations” means those representations and warranties made by any of the sellers and their Subsidiaries in the HD Supply Acquisition Agreement, to the extent Anixter has a right under the HD Supply Acquisition Agreement (a) not to consummate the transactions contemplated by the HD Supply Acquisition Agreement or (b) to terminate Anixter’s obligations under the HD Supply Acquisition Agreement, in each case, as a result of a breach of such representation or warranty made by any of the sellers and their Subsidiaries in the HD Supply Acquisition Agreement.~~
~~“HD Supply Acquisition Documents” means (a) the HD Supply Acquisition Agreement, and (b) all other agreements, instruments, documents, and certificates required to be executed and delivered as conditions precedent to the effectiveness of the HD Supply Acquisition Agreement or to the consummation of the HD Supply Acquisition.~~
~~“HD Supply Sellers” means HD Supply Holdings, LLC, HD Supply GP & Management, Inc., HD Supply Power Solutions Group, Inc. and BRAFASCO Holdings II, Inc.~~
~~“HDS PS” means HD Supply Power Solutions, Ltd., a Florida limited partnership. Substantially concurrently with the consummation of the HD Supply Acquisition, HDS PS will convert into a Florida limited liability company and change its name to “Anixter Power Solutions, LLC”.~~
~~“HDS Power Solutions” means HDS Power Solutions, Inc., a Michigan corporation. Substantially concurrently with the consummation of the HD Supply Acquisition, HDS Power Solutions will change its name to “Anixter Power Solutions Inc.”.~~
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations under any Swap Agreement in an amount equal to (i) if such Swap Agreement has been closed out, the termination value thereof, or (ii) if such Swap Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreement;
(d)    whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    Capital Leases and Synthetic Lease Obligations;
(f)    the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Receivables Facility Transaction; and
(g)    all Accommodation Obligations of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Amounts” has the meaning assigned to such term in Section 11.03(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 11.03(b).
“Independent Director” means a director of the Board of Directors of the Borrower who: (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a director of the Borrower (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than the

Borrower), (ii) a supplier to any of the Independent Parties, (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (iv) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (b) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (c) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Independent Parties” has the meaning assigned to such term in the definition of “Independent Director” in this Section 1.01.
“Ineligible Institution” has the meaning assigned to such term in Section 11.04(b).
“Information” has the meaning assigned to such term in Section 11.12.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among Chase, as the Receivables Facility Administrative Agent, and Wells Fargo, as the Inventory Facility Administrative Agent, and acknowledged and agreed to by the Borrower and the Inventory Facility Loan Parties, in substantially the form of Exhibit G hereto, as the same may be amended or replaced from time to time.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations, Synthetic Lease Obligations and commitment fees) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with Agreement Accounting Principles), calculated on a consolidated basis for the Consolidated Group for such period in accordance with Agreement Accounting Principles.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period) and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Inventory” means inventory (as that term is defined in the UCC).
“Inventory Facility” means that certain senior secured credit facility in an aggregate amount of up to $150,000,000 made in favor of Anixter and its affiliates, by Wells Fargo, as the administrative agent, the lenders from time to time party thereto and J.P. Morgan Securities LLC and Wells Fargo, as joint lead arrangers, made pursuant to the Inventory Facility Credit Agreement.
“Inventory Facility Administrative Agent” means Wells Fargo, in its capacity as the “Administrative Agent” under and as defined in the Inventory Facility Credit Agreement, and any successor to Wells Fargo, in that capacity.
“Inventory Facility Availability” means, at any time, “Availability” under and as defined in the Inventory Facility Credit Agreement.
“Inventory Facility Commitment” means, at any time, the Aggregate Revolver Commitments under and as defined in the Inventory Facility Credit Agreement.
“Inventory Facility Credit Agreement” means the Credit Agreement dated as of the date hereof, among Anixter, the Subsidiaries of Anixter party thereto, the Inventory Facility Administrative Agent, and the other financial institutions named therein, as the same may be amended or replaced from time to time.
“Inventory Facility Guarantor” means each “Guarantor” under and as defined in the Inventory Facility Credit Agreement.
“Inventory Facility Loan Party” means each “Loan Party” under and as defined in the Inventory Facility Credit Agreement.

“Inventory Facility Secured Obligations” means the “Secured Obligations” under and as defined in the Inventory Facility Credit Agreement.
“Investment” has the meaning assigned to such term in Section 7.04(a).
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means, individually and collectively, each of JPMCB and Wells Fargo, each in its capacity as an issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Issuing Bank Sublimit” means, as of the Third Amendment Effective Date, $~~50,000,000~~70,000,000, collectively, in the case of JPMCB and Wells Fargo, and such amount as shall be designated to the Administrative Agent and the Borrower in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“JPMCB Parties” has the meaning assigned to such term in Section 11.18.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.
“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the ~~London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”)~~ LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, ~~(x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y)~~ if the LIBO Screen Rate shall not be available at such time for ~~a period equal in length to~~ such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate ~~at such time~~, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error)~~; provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement~~. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
~~“LIBO Screen Rate” has the meaning assigned to such term~~ “LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, the ~~in the definition of “LIBO Rate”.~~London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable.
“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, any Obligation Guaranty, the Intercreditor Agreement, the Fee Letter, the Borrower Subordination Agreement, each Collection Account Agreement, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered by the Borrower, AXE or any member of the Consolidated Group to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of or Anixter, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule C.
“Material Accounting Changes” has the meaning assigned to such term in the definition of “Agreement Accounting Principles” in this Section 1.01.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, liabilities (actual or contingent), business, properties, financial condition or prospects of AXE, Anixter and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; (c) a material impairment of the ability of the Inventory Facility Loan Parties (taken as a whole) to perform the obligations of all Inventory Facility Loan Parties under the Inventory Facility; (d) a material adverse effect upon the legality, validity, binding effect, or enforceability against the Borrower of any Loan Document to which it is a party or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents; (e) a material adverse effect on the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens; (f) a material adverse change in, or a material adverse effect on the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Receivables generally or on any material portion of the Receivables or on the Related Security or Collections with respect thereto; or (g) a material adverse effect on the collectability of the Receivables generally or any material portion of the Receivables.
“Material Indebtedness” means (a) the Indebtedness under the Inventory Facility; (b) the Indebtedness in respect of Swap Agreements to the extent included as “Bank Product Obligations” under and as defined in the Inventory Facility Credit Agreement, (c) Indebtedness under the 2012 Notes Indenture, and (d) other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower, Anixter and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, Anixter or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Anixter or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Transaction” means any sale, assignment, transfer, conveyance or other disposition of (a) assets of any member of the Consolidated Group or (b) capital stock of any member of the Consolidated

Group which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve (12) Fiscal Months represents the disposition of an amount which is greater than ten percent (10.0%) of the Consolidated Group’s (1) assets or (2) revenues.
“Maturity Date” means ~~October 5~~November 16, ~~2020~~ 2023 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 11.17.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by Anixter or any ERISA Affiliate.
“Net Worth” means, as of any date, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables as of the last Business Day of the preceding Fiscal Month, over (b) the sum of (i) the Aggregate Revolving Exposure as of such date plus (ii) the aggregate outstanding principal balance of the Subordinated Loans as of such date (including any Subordinated Loan proposed to be made on such date).
“Non-Consenting Lender” has the meaning assigned to such term in Section 11.02(d).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligation Guaranty” means any guarantee (including the AXE Guaranty) of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not party to this Agreement.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees (including the fees provided for in the Fee Letter) and all expenses, reimbursements, indemnities and other obligations, liabilities and indebtedness (including expenses, interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and Anixter to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“Obligor” means any Person obligated to make payments pursuant to a Contract.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction), (b) with respect to any limited liability company, the certificate, memorandum and articles of association or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case as amended from time to time.
“Originator” means (i) Anixter, (ii) each Subsidiary Originator and (iii) any other Person approved in writing from time to time by the Administrative Agent, in each case in such Person’s capacity as a “Seller” party to the Receivables Sale Agreement or any Receivables Transfer Agreement. For the avoidance of doubt, a Person that ceases to be an “Originator” in accordance with the Receivables Sale Agreement shall cease to be an Originator for all purposes of the Loan Documents.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal balance thereof.
“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 11.04(c).
“Participant Register” has the meaning assigned to such term in Section 11.04(c).
“Payment Conditions” means, with respect to any proposed event that is subject to satisfaction of the Payment Conditions, that either (a) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, pro forma Combined Availability would be greater than ~~20~~17.5% of the Combined Commitment at all times during the Pro Forma Period, or (b) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, (i) pro forma Combined Availability at all times during the Pro Forma Period would be greater than ~~15~~12.5% of the Combined Commitment and (ii) the pro forma Consolidated Fixed Charge Coverage Ratio would be greater than 1.1 to 1.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Anixter or any ERISA Affiliate or to which Anixter or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means a certificate in the form of Exhibit F to the Agreement.
“Permit” means any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a)    Customary Permitted Liens; and
(b)    judgment Liens in respect of judgments that do not constitute an Amortization Event under clause (k) of Article IX.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (b) above.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which either Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Potential Amortization Event” means any event or condition which constitutes an Amortization Event or which upon notice, lapse of time or both would, unless cured or waived, become an Amortization Event.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
~~“Pro Canadian” has the meaning specified in the definition of “HD Supply Acquisition”.~~
~~“Pro Forma Opening Statements” has the meaning assigned to such term in Section 5.01(b).~~
“Pro Forma Period” means the period commencing thirty (30) days prior to the date an event is proposed by Anixter to occur.
“Projections” has the meaning assigned to such term in Section 6.01(e).
“Property” means with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Receivables” means the indebtedness and other obligations owed to the Seller or any other Originator (before giving effect to any transfer or conveyance under the related Receivables Transfer Agreement or the Receivables Sale Agreement) or the Borrower (after giving effect to any transfer or conveyance under the related Receivables Transfer Agreement and the Receivables Sale Agreement), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator and includes the obligation to pay any Finance Charges with respect thereto. All indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the preceding sentence shall be a Receivable regardless of whether the Obligor or Anixter treats such indebtedness, rights or obligations as a separate payment obligation.
“Receivables Facility Transaction Documents” means the Receivable Sale Agreement, each Receivables Transfer Agreement, the Borrower Subordinated Documents and each of the other material agreements, instruments, and documents executed and delivered in connection with the Receivables Facility Transactions.
“Receivables Facility Transactions” means any sale, assignment, or other transfer to the Borrower by Anixter or any Subsidiary of accounts receivable, lease receivables, or other payment obligations owing to Anixter or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Anixter or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.
~~“Receivables Facility Transaction Documents” means the Receivable Sale Agreement, each Receivables Transfer Agreement, the Borrower Subordinated Documents and each of the other material agreements, instruments, and documents executed and delivered in connection with the Receivables Facility Transactions.~~
“Receivables Sale Agreement” means that certain Third Amended and Restated Receivables Sale Agreement, dated as of the date hereof, by and between Anixter, as seller, and the Borrower, as buyer, as the same may be amended, restated or otherwise modified from time to time.
“Receivables Transfer Agreement” means (a) any Subsidiary Originator Transfer Agreement, and (b) any other receivables transfer agreement entered into from time to time by and between Anixter, as the Buyer, and any other Originator, as the Seller, in each case as the same may be amended, restated or otherwise modified from time to time.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Refinance Indebtedness” has the meaning assigned to such term in Section 7.01(a)(xiii).
“Register” has the meaning assigned to such term in Section 11.04(b)(iv).
~~“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board as from time to time in effect and any successor to all or a portion thereof.~~

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder, or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Entity” has the meaning assigned to such term in Section 6.19.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Related Security” means, with respect to any Receivable:
(a)    all of the related Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto;
(b)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the related Contract or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;
(c)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the related Contract or otherwise;
(d)    all service contracts and other contracts and agreements associated with such Receivable;
(e)    all Records related to such Receivable;
(f)    all of the Seller’s right, title and interest in, to and under the related Receivables Transfer Agreement, if applicable; and
(g)    all proceeds of any of the foregoing.
When used in this Agreement, the term “Related Security” shall also include all right, title and interest of the Borrower in, to and under the Receivables Sale Agreement, and the proceeds of the foregoing.

“Related Transactions” means, collectively, (a) the Transactions, (b) the “Transactions” under and as defined in the Inventory Facility Credit Agreement, ~~(c) the HD Supply Acquisition,~~ and (~~d~~c) the Receivables Facility Transactions.
“Related Transactions Documents” means, collectively, (a) the Loan Documents, (b) the Revolving Subordinated Note, (c) the “Loan Documents” under and as defined in the Inventory Facility Credit Agreement, (d) the Borrower Subordinated Documents, (e) the Receivables Sale Agreement, (f) the Receivables Transfer Agreements and (g) all other material agreements, instruments, and documents executed and delivered in connection with the Receivables Facility Transactions.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.
“Remedial Action” means any action required by a Governmental Authority or an Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Materials; (b) prevent a Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.
“Reportable Event” means any of the events set forth in Section 4043 of ERISA (other than an event for which the 30-day notice period is waived).
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time, provided that at any time there are two (2) or more lenders, “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).
“Requirement of Law” means, as to any Person, the Organization Documents or other organizational or governing documents of such Person, and any law, rule or regulation (excluding Environmental Laws), Permit (excluding any Permit issued pursuant to an Environmental Law), or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including the Securities Act, the Securities Exchange Act, and Regulation T, U, or X, and any certificate of occupancy, zoning ordinance, building, or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.
“Reserves” means any reserve which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain ~~(~~, including an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, volatility reserves, a dilution reserve, reserves for contingent liabilities of the Borrower, reserves for uninsured losses of the Borrower, reserves for uninsured, underinsured, un-indemnified or under-

indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, and other governmental charges and reserves with respect to amounts owing by the Borrower, Anixter or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Encumbrance), which Lien or trust, in the Permitted Discretion of the Administrative Agent, likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales or other taxes where given priority under applicable law and/or any potential priority Liens or trust claims under any applicable wage lien laws) with respect to the Collateral or the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Review” has the meaning assigned to such term in Section 6.06.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Revolving Period” means the period beginning on the date on which the first Loan is made or the first Letter of Credit is issued pursuant to this Agreement and ending on the Facility Termination Date.
“Revolving Subordinated Note” means the demand promissory note from Anixter to AXE dated October 6, 2000, as the same may be amended, modified or supplemented.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 7.06(a).
“Samuel Zell Group” means Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act), and his heirs and beneficiaries.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea , Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by ~~the~~ OFAC~~, the U.S. Department of the Treasury~~, the U.S. Department of State ~~or by~~ , the United Nations Security Council, the European Union ~~or~~ , any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by ~~the~~ OFAC ~~of the U.S. Department of the Treasury~~ or the U.S. Department of State, ~~or~~ (b) the United Nations Security Council, the European Union, any European Union member state ~~or~~ , Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Debt” has the meaning assigned to that term in ~~in~~ the 2012 Notes Indenture.
“Secured Debt-to-CTNA Ratio” has the meaning assigned to such term in the Inventory Facility Credit Agreement.
“Secured Obligations” means all Obligations owing to one or more Lenders or their respective Affiliates.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) the beneficiaries of each indemnification obligation undertaken by the Borrower and Anixter under any Loan Document, and (e) the successors and assigns of each of the foregoing.
“Securities Act” means the Securities Act of 1933.
“Securities Exchange Act” means the Securities Exchange Act of 1934.
“Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Borrower and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other security agreement entered into, after the date of this Agreement by the Borrower (as required by this Agreement or any other Loan Document)

or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Seller” means Anixter, in its capacity as seller under the Receivables Sale Agreement.
“Servicer” has the meaning assigned to such term in Section 8.01.
“Servicer Termination Event” means the occurrence of any one or more of the following events:
(a)    the Servicer shall fail to make any payment or deposit required to be paid to a Lender, the Administrative Agent or an Indemnitee under this Agreement or any other Loan Document to which it is a party;
(b)    the Servicer shall fail to notify the Administrative Agent of any change or amendment to any Credit and Collection Policy which would reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables;
(c)    the occurrence and continuation of a Material Adverse Effect with respect to the Servicer;
(d)    the Servicer shall fail to perform or observe any covenant of the Servicer contained in Article VI or Article VII; or
(e)    The Servicer shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than as referred to in another paragraph of this Section)), and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of the Servicer’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender).
“Servicing Fee” has the meaning set forth in Section 8.05.
“Settlement” has the meaning assigned to such term in Section 2.05(d).
“Settlement Date” has the meaning assigned to such term in Section 2.05(d).
“Solvent” means, when used with respect to any Person, that at the time of determination: (a) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including contingent liabilities; (b)     it is then able and expected to be able to pay its debts as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.
“Specified Amortization Event” means (a) any Amortization Event described in clause (a), (b), or (d) (with respect to any failure to observe or perform any covenant, condition, or agreement contained in

Section 6.03 (with respect to the existence of the Borrower), Section 7.01, Section 7.02, Section 7.03(a), Section 7.04, Section 7.05, Section 7.11, Section 7.14 or Section 7.18), (h), (i) or (j) of Article IX, or (b) any Specified Event of Default under and as defined in the Inventory Facility Credit Agreement.
“Specified Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, clauses (b) and (c) (with respect to Requirements of Law) of Section 4.03, Section 4.08, Section 4.13, Section 4.16 (as to perfection (insofar as perfection is achieved by the filing of UCC financing statements, intellectual property security agreements, or delivery of Equity Interest certificates and undated Equity Interest powers)), Section 4.18, Section 4.19, and Section 4.22.
“Specified Secured Debt” means Secured Debt issued after April 30, 2012, other than Secured Debt permitted to be secured under subparagraphs (a) through (l), inclusive, of Section 1005 of the 2012 Notes Indenture.
“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.
“Statements” has the meaning assigned to such term in Section 2.18(g).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserved Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency ~~Liabilities~~liabilities” in Regulation D ~~of the Board~~). Such reserve percentages shall include those imposed pursuant to ~~such~~ Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under ~~such~~ Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.
“Subordinated Loans” means the subordinated revolving loans made by the Seller to the Borrower from time to time pursuant to Section 2.03(b) of the Receivables Sale Agreement (which loans are evidenced by the Borrower Subordinated Note).
“Subscription Agreement” means that certain Amended and Restated Stockholder and Subscription Agreement dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless the context requires otherwise, “Subsidiary” means a Subsidiary of Anixter.
“Subsidiary Originator” means each Subsidiary of Anixter identified on Schedule D and any other Subsidiary of Anixter approved in writing from time to time by the Administrative Agent (evidenced by an amended or modified Schedule D).
“Subsidiary Originator Receivable” means a Receivable originated by a Subsidiary Originator and sold by a Subsidiary Originator to Anixter pursuant to a Subsidiary Originator Transfer Agreement.
“Subsidiary Originator Transfer Agreement” means any receivables transfer agreement entered into from time to time by and between Anixter, as the buyer, and any Subsidiary Originator, as the seller, in each case as the same may be amended, restated or otherwise modified from time to time.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMCB in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.
“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
~~“Target” has the meaning assigned to such term in the definition of “HD Supply Acquisition”.~~

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means a (a) Reportable Event with respect to any ~~Benefit~~ Pension Plan; (b) the withdrawal of Anixter or any ERISA Affiliate from a ~~Benefit~~ Pension Plan during a plan year in which Anixter or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the imposition of an obligation of Anixter or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a ~~Benefit~~ Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a ~~Benefit~~ Pension Plan or a Foreign Pension Plan, (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ~~Benefit~~ Pension Plan; (f) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (g) the partial or complete withdrawal of Anixter of any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.
“Third Amendment Effective Date” means November 16, 2018.
“Transactions” means the execution, delivery and performance by the Borrower, and Anixter and its Subsidiaries, as applicable, of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

~~“U.S.” means the United States of America.~~
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S.” means the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the

Borrower will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date shall be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease.
SECTION 1.01.    Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.
SECTION 1.02.    ~~SECTION 1.5.~~Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
ARTICLE II

The Credits
SECTION 2.01.    Commitments~~SECTION 2.1.~~. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) the Aggregate Revolving Exposure exceeding the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and

Overadvances pursuant to the terms of Section 2.04 and Section 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.    Loans and Borrowings.
(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone not later than (a) in the case of a Eurodollar Borrowing, noon, Chicago time, ~~three (3~~two (2) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Revolving Borrowing and a breakdown of the separate wires comprising such Borrowing;
(ii)    the date of such Revolving Borrowing, which shall be a Business Day;
(iii)    whether such Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Protective Advances.
(a)    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed five percent (5%) of the amount of the Aggregate Revolving Commitment at such time; provided further that, the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Potential Amortization Event), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
SECTION 2.05.    Swingline Loans and Overadvances.
(a)    The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender may , but shall be under no obligation to, elect to have the terms of this clause (a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrower on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrower by means of a credit to the Funding Account, the proceeds of a Swingline Loan; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrower a Swingline Loan, then the Borrower shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $30,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall ~~be ABR Borrowings~~bear interest at either (i) a rate per annum agreed upon between the Borrower and the Swingline Lender or (ii) if such a rate per annum is not agreed upon between the Borrower and the Swingline Lender in respect of a Swingline Loan, the Alternate Base Rate plus the Applicable Rate, the sum of which shall in no event be less than 0% per annum.
(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may, in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Potential Amortization Event due to Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 5.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed five percent (5%) of the amount of the Aggregate Revolving Commitment at any time, no Overadvance may remain outstanding for more than thirty (30) days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(c)    Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Potential Amortization Event and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.
(d)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Potential Amortization Event and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.
SECTION 2.06.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its, Anixter’s and/or Anixter’s Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, and the Issuing Lenders may, but shall have no obligation to, issue such requested Letters of Credit in accordance with and subject to the terms hereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued to support the obligations of the Borrower, Anixter and/or any Subsidiary of Anixter, as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of Anixter and/or its Subsidiaries that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $~~50,000,000~~70,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including any automatic renewal provision, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Potential Amortization Event or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (a) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (b) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, or the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Amortization Event shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans is amortizing, Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to one hundred three percent (103%) of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Amortization Event with respect to the Borrower described in clause (h), (i) or (j) of Article IX. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Amortization Event, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Amortization Events have been cured or waived as confirmed in writing by the Administrative Agent.
(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(l)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of

Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.07.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Potential Amortization Event has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Potential Amortization Event is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.    Termination and Reduction of Commitments; Increase in Revolving Commitments.
(a)    Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative

Agent and the Issuing Bank) in an amount equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.
(c)    The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $50,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.
(d)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
(e)    The Borrower shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, (ii) the Borrower may make a maximum of three (3) such requests, (iii) after giving effect thereto, the sum of the total of the additional Revolving Commitments does not exceed $200,000,000 and the Aggregate Revolving Commitment, after giving effect to all such additional Revolving Commitments, does not exceed $800,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(f)    Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Revolving Commitments to exceed $800,000,000. As a condition precedent to such an increase or addition, the Borrower shall deliver to the Administrative Agent (i) a certificate of the Borrower signed by an authorized officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and (2) no Potential Amortization Event exists and (3) the Borrower and Anixter are in compliance (on a pro forma basis) with the applicable covenants contained in Section 7.14 and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.
(g)    On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.
(b)    During a Cash Dominion Trigger Period, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)    Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize the LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable in an aggregate amount equal to such excess (in the case of clause (ii) within one (1) Business Day of the Borrower’s knowledge thereof).
(c)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder not later than (i) 10:00 a.m., Chicago time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, ~~three (3~~two (2) Business Days before the date of prepayment unless a shorter period is otherwise required herein, or (B) in the case of prepayment of an ABR Revolving Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with

Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
SECTION 2.12.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Percentage on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (including those fees set forth in the Fee Letter).

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing ~~(including each Swingline Loan)~~ shall bear interest at the Alternate Base Rate plus the Applicable Rate, the sum of which shall in no event be less than 0% per annum.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, the sum of which shall in no event be less than 0% per annum.
(c)    Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans plus 2%.
(d)    Notwithstanding the foregoing, during the occurrence and continuance of an Amortization Event, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(e)    Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest; Illegality.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)    ~~(a)~~the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including , without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) ~~the Adjusted LIBO Rate or the LIBO Rate, as applicable,~~ for such Interest Period; or
(ii)    ~~(b)~~the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for ~~the applicable~~ such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic communication as provided in Section 11.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)    If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.
(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or

(z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 11.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
SECTION 2.15.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments~~SECTION 2.16.~~. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Amortization Event or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 11.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17.    Withholding of Taxes; Gross-Up.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender

(but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed ~~originals~~ copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed ~~originals~~ copy of IRS Form

W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. ~~federal~~ Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)     in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed ~~originals~~ copy of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed ~~originals~~ copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)     to the extent a Foreign Lender is not the ~~Beneficial Owner~~beneficial owner, an executed ~~originals~~ copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each ~~Beneficial Owner~~beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Collection Account (which shall be applied in accordance with Section 2.10(b)) during a Cash Dominion Trigger Period or (ii) after an Amortization Event has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay any Servicing Fee then due and payable, fourth, to pay interest due in respect of the Overadvances and Protective Advances, fifth, to pay the principal of the Overadvances and Protective Advances, sixth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, seventh, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, ratably, eighth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the Aggregate LC Exposure, to be held as cash collateral for such Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Potential Amortization Event is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees, costs and expenses pursuant to Section 11.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 11.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the

~~Federal Funds Effective~~ NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)    The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 11.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 11.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 11.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such

Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrower and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21.    Returned Payments~~SECTION 2.21.~~. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative

Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
ARTICLE III

Collections and Payments
SECTION 3.01.    Deemed Collections~~SECTION 3.1.~~. Except for Overadvances permitted under Section 2.05, upon the occurrence of any Dilution, the Borrower shall be deemed to have received a Deemed Collection and such Deemed Collection shall be immediately applied to reduce the Outstanding Balance of the Eligible Receivables by the amount of such Deemed Collection; provided that if such reduction causes a Borrowing Base Deficiency, the Borrower shall within one (1) Business Day of the Borrower’s knowledge thereof deliver to the Servicer immediately available funds in an amount equal to the lesser of (a) the amount of such Deemed Collection and (b) the amount necessary to eliminate such Borrowing Base Deficiency, and, in each case, the Servicer shall remit such amount to the Administrative Agent pursuant to this Article III; provided, further, that at all times after an Amortization Event has occurred and is continuing, the Borrower shall pay an amount equal to such Deemed Collection to the Collection Account to be distributed in the same manner as actual cash collections are distributed pursuant to this Article III. If the Borrower receives any payments in respect of any portion of a Receivable for which it has been deemed to have received a Deemed Collection (other than amounts payable by the Seller under Section 2.04 of the Receivables Sale Agreement), the Borrower shall promptly remit such payments to the Seller for distribution, if applicable, to the related Originator. No such payments will be deemed to be a Collection or property of the Borrower or constitute Collateral and, until remitted in accordance with the foregoing sentence, shall be instead be held in trust for the Seller and, if applicable, the related Originator.
SECTION 3.02.    Collections During the Revolving Period.  On each day during the Revolving Period, except to the extent paid directly to the Administrative Agent by any Collection Bank pursuant to a Collection Notice, all Collections and/or Deemed Collections received by the Servicer shall be held in trust for the payment of any accrued and unpaid Obligations; provided that (i) payments shall not be required with respect to the Aggregate Credit Exposure during the Revolving Period except to the extent provided in Article II, and (ii) Collections and/or Deemed Collections shall not be required to be segregated during the Revolving Period (other than during any Cash Dominion Trigger Period) but instead may be used by the Servicer and its Affiliates in accordance with Section 8.02.
SECTION 3.03.    Collections During the Amortization Period. On each day during the Amortization Period, except to the extent paid directly to the Administrative Agent by any Collection Bank pursuant to a Collection Notice, all Collections shall be held by the Servicer in trust for the exclusive benefit of the Administrative Agent and the Lenders in a segregated account which is subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Lenders (or retained in a Collection Account). Except to the extent paid directly to the Administrative Agent by any Collection Bank pursuant to a Collection Notice, the Servicer shall deliver to the Administrative Agent all Collections held by the Servicer during the Amortization Period. All Collections delivered by the Servicer to the Administrative Agent (or paid directly to the Administrative Agent) pursuant to this Section 3.03 shall be applied in accordance with Section 2.18.

SECTION 3.04.    Payment Rescission. No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Administrative Agent or the applicable Lender the full amount thereof together with interest thereon from the date of any such rescission, return or refunding.
ARTICLE IV

Representations and Warranties
Each of Anixter and the Borrower hereby makes the following representations and warranties to the Administrative Agent and the Lenders which shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Effective Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Borrowing or issuance, amendment, renewal or extension of any Letter of Credit made thereafter, as though made on and as of the date of such Borrowing or issuance, amendment, renewal or extension of any Letter of Credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
SECTION 4.01.    Organization; Powers. Each of AXE, Anixter, and the Subsidiaries of Anixter is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has all requisite power and authority to own, operate, and encumber its property and assets to carry on its business as now conducted and proposed to be conducted in connection with and following the consummation of the Related Transactions; and, except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where it owns or leases real property or where such qualification is required.
SECTION 4.02.    Authorization; Enforceability. Each of AXE, Anixter, and the Subsidiaries of Anixter party to any of the Related Transactions Documents has the requisite organizational power and authority to execute, deliver, and perform its obligations under each of the Related Transactions Documents executed by it or to be executed by it. The execution, delivery, and performance (or filing or recording, as the case may be) by AXE, Anixter, and each Subsidiary of Anixter of each Related Transactions Document to which such Person is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational actions and no other organizational proceedings on the part of any such Person are necessary to consummate the such transactions. Each Related Transaction Document to which AXE, Anixter, or a Subsidiary of Anixter is a party has been duly executed and delivered by such Person and constitutes a legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 4.03.    Governmental Approvals; No Conflicts~~SECTION 4.3.~~. The execution, delivery, and performance by each of AXE, Anixter, and each Subsidiary of Anixter of each Related Transactions Documents to which it is party and each of the transactions contemplated thereby, do not and will not (a) except for any filings to perfect the security interests granted pursuant to the Loan Documents, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) conflict with or violate such Person’s Organization Documents, (c) except as set forth on Schedule 4.03, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or require termination of any Contractual Obligation of any such Person, in each case, which could reasonably be expected to have a Material Adverse Effect, (d) conflict with any Contractual Obligation of any such Person, any liability resulting from which has resulted in or could be reasonably expected to result in a Material Adverse Effect, (e) result in or require the creation or imposition of any Lien on any asset of any such Person, except Liens permitted by Section 7.02 or (f) require any approval of stockholders of any such Person, unless such approval has been obtained.
SECTION 4.04.    Financial Condition; No Material Adverse Change.
(a)    As of the Effective Date, all quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent and the Lenders were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present in all material respects the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.
(b)    All quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent on or prior to the date this representation is made or deemed made were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present in all material respects the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.
(c)    With respect to each of AXE, Anixter, and Anixter and its Subsidiaries taken as a whole, no event has occurred since the Friday closest to December 31, 2014, that has resulted in or could reasonably be expected to result in a Material Adverse Effect.
SECTION 4.05.    Properties.
(a)    As of the date of this Agreement, Schedule 4.05 sets forth the address of each parcel of real property that is owned or leased by Anixter or any of its Subsidiaries and that (i) is a chief executive office of such Person, (ii) maintains such Person’s books and records, and/or (iii) maintains Inventory with a value of $5,000,000 or greater at any time. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists which could reasonably be expected to have a Material Adverse Effect. Each of AXE, Anixter, and each Subsidiary of Anixter has good title to all of its personal property, except for imperfections of title (including Liens to the extent permitted by Section 7.02) which in the aggregate could not reasonably be expected to have a Material Adverse Effect. All such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to, or used by Anixter or any Domestic Subsidiary of Anixter are in good repair, working order and condition, excepting ordinary wear and tear and are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.
(b)    Anixter and each Inventory Facility Loan Party owns, is licensed to use, or otherwise has the lawful right to use or has all permits and other approvals of Governmental Authorities, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and proposed to be conducted in connection with and following the consummation of the Related Transactions which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. A correct and complete list of all trademarks, tradenames, copyrights, and patents owned by Anixter or an Inventory Facility Loan Party referred to in the preceding sentence, ~~,~~ as of the date of this Agreement, is set forth on Schedule 4.05. The use of such intellectual property by Anixter and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, subject to such claims and infringements the existence of which do not have or could not reasonably be expected to have a Material Adverse Effect.
SECTION 4.06.    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Anixter, threatened in writing against or affecting any of AXE, Anixter or the Borrower, or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that challenges the enforceability of any of the Related Transactions Documents.
(b)    None of AXE, Anixter, and the Subsidiaries of Anixter are subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect.
(c)    Except for the Disclosed Matters and except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the operations of AXE, Anixter, and the Subsidiaries of Anixter comply with all applicable Environmental Laws and all Requirements of Law (relating to health and safety matters); (ii) each of AXE, Anixter and the Subsidiaries of Anixter has obtained all Permits (as such term is used in the definition of “Environmental Laws”) necessary for its operations, all such Permits are in good standing and AXE, Anixter and the Subsidiaries of Anixter are in compliance with all terms and conditions of such Permits; and (iii)(A) neither AXE, Anixter nor any Subsidiary of Anixter, nor any of their present Property or operations and (B) to the knowledge of Anixter, none of AXE’s, Anixter’s or the Subsidiaries of Anixter’s previously owned Property or past operations is subject to any Remedial Action or other liabilities and costs arising from the Release or threatened Release of a Hazardous Material into environment.
SECTION 4.07.    Compliance with Laws and Agreements; No Potential Amortization Event. Except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, each of AXE, Anixter, and the Subsidiaries of Anixter is in compliance with (i) all Requirements of Law applicable to it or its business and (ii) all indentures, agreements, and other instruments binding upon it or its property. No Potential Amortization Event or Amortization Event has occurred and is continuing.
SECTION 4.08.    Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 4.09.    Taxes. Each of AXE, Anixter, and the Subsidiaries of Anixter has timely filed or caused to be filed all United States federal income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) Taxes which are not yet delinquent, (c) Taxes which are payable in installments so long as paid before any penalty accrues with respect thereto, and (d) Taxes which do not exceed $500,000 in the aggregate. Except as set forth in clauses (a) through (d) above, no such Person has any knowledge of any proposed tax assessment against Anixter or any of Anixter’s Subsidiaries which could reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes except for Taxes not exceeding $500,000 in the aggregate.
SECTION 4.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of each date that this representation is made or deemed made, the present value of all “accumulated projected benefit obligations” (as determined for purposes of AXE’s Form 10-K) of all underfunded Pension Plans (based on the assumptions used by the Plans to determine benefit obligations on an ongoing basis) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $75,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 4.11.    Disclosure.
(a)    ~~SECTION 4.11.~~Subject to changes in facts or conditions which are required or permitted under this Agreement, none of the reports, financial statements, certificates or other information furnished by or on behalf of any of AXE, Anixter, and the Subsidiaries of Anixter to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    As of the Third Amendment Effective Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Third Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 4.12.    Performance. None of AXE, Anixter, and the Subsidiaries of Anixter is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it the effect of which could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under any such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.
SECTION 4.13.    Solvency. The Borrower and Anixter and its Subsidiaries are Solvent after giving effect to the transactions contemplated by this Agreement and the other Related Transactions Documents.
SECTION 4.14.    Insurance. Schedule 4.14 sets forth a description of all insurance maintained by or on behalf of the Borrower and Anixter and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower maintains, with financially sound and reputable insurance companies, insurance on all its real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 4.15.    Capitalization and Subsidiaries; Joint Venture; Partnership.
(a)    As of the Effective Date, Schedule 4.15 sets forth (i) a correct and complete list of the name of each Subsidiary of Anixter, (ii) a true and complete listing of each class of each of such Person’s authorized Equity Interests, all of which issued Equity Interests are owned beneficially and of record by the Persons identified on Schedule 4.15, and (iii) the type of entity of each such Person. All of the issued and outstanding Equity Interests of each such Subsidiary have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of Anixter or any such Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Anixter or any such Subsidiary.
(b)    Anixter has no Subsidiaries other than those described in Schedule 4.15 and those, if any, which are permitted by Section 7.04(a) to be created after the Effective Date.
(c)    Except as set forth in Schedule 4.15 or as otherwise permitted in this Agreement, none of AXE, Anixter, and the Subsidiaries of Anixter is engaged in any material partnership or material joint venture with any other Person.
SECTION 4.16.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the

Collateral, securing the Secured Obligations, enforceable against the Borrower and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
SECTION 4.17.    Reserved.
SECTION 4.18.    Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U or X.
SECTION 4.19.    Use of Proceeds~~SECTION 4.19.~~. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 6.08.
SECTION 4.20.    Reserved.
SECTION 4.21.    Restricted Payments to AXE~~SECTION 4.21.~~. On or after the Effective Date, none of Anixter and its Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any payment, distribution, or contribution to or investment in AXE (whether in cash or otherwise) or agreed to do so, except to the extent permitted pursuant to Section 7.08(a).
SECTION 4.22.    Anti-Corruption Laws and Sanctions. Each of AXE, Anixter, and the Subsidiaries of Anixter has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Person, its Subsidiaries, and their respective officers and employees and, to the knowledge of such Person, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any of AXE, Anixter, and the Subsidiaries of Anixter being designated as a Sanctioned Person. None of (a) AXE, Anixter, and the Subsidiaries of Anixter or, to the knowledge of any such Person, any of their respective directors, officers or employees, or (b) to the knowledge of any such Person, any agent of such Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
~~SECTION 4.23.    HD Supply Acquisition.~~
~~(a)    Anixter has delivered to the Administrative Agent a complete and correct copy of the HD Supply Acquisition Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each HD Supply Acquisition Document has been duly authorized by all necessary action on the part of Anixter and each Subsidiary of Anixter that is a party thereto. Each HD Supply Acquisition Document is the legal, valid and binding obligation of Anixter or each Subsidiary of Anixter who is a party thereto, enforceable against each such Person in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating~~

~~to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, all representations and warranties made by of Anixter and its Subsidiaries in the HD Supply Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects.~~
~~(b)    As of the Effective Date, after giving effect to the transactions contemplated by the HD Supply Acquisition Documents, one or more of Anixter and its Subsidiaries will have good title to the Equity Interests and assets acquired pursuant to the HD Supply Acquisition Agreement, free and clear of all Liens other than Permitted Encumbrances and Liens permitted by Section 7.02(a)(v) and Section 7.02(a)(ix).~~
SECTION 4.23.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 4.24.    [Reserved]
SECTION 4.25.    ~~SECTION 4.24.~~Compliance with Credit and Collection Policy. Each of the Borrower and the Servicer has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract and has not made any material change to any Credit and Collection Policy, except such material change as to which the Administrative Agent has been notified in accordance with Section 6.02(l).
SECTION 4.26.    ~~SECTION 4.25.~~Enforceability of Contracts. Each Contract is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the related Receivable and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
SECTION 4.27.    ~~SECTION 4.26.~~Eligible Receivables. Each Receivable included as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date, and, as of the date of each Borrowing Base Certificate, each Receivable included as an Eligible Receivables Balance on each such Borrowing Base Certificate or other report was an Eligible Receivable.
SECTION 4.28.    Indebtedness. Set forth on Schedule 7.01 is a true and complete list of all Indebtedness of the Borrower, Anixter and its Subsidiaries outstanding as of October 5, 2015 that is to remain outstanding immediately after giving effect to the closing hereunder on the Effective Date and such schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Effective Date.
SECTION 4.29.    ~~SECTION 4.28.~~Remittances of Collections. Each remittance of Collections by the Borrower to the Administrative Agent or any Lender under this Agreement will have been (a) in payment of a debt incurred by the Borrower in the ordinary course of the business or financial affairs of the Borrower and the Administrative Agent or such Lender and (b) made in the ordinary course of the business or financial affairs of the Borrower and the Administrative Agent or such Lender.

For the avoidance of doubt, each reference in this Article IV to “the Subsidiaries of Anixter” includes the Borrower.
ARTICLE V

Conditions
SECTION 5.01.    Effective Date~~SECTION 5.1.~~. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, (iii) a completed Perfection Certificate for the Borrower, Anixter and its applicable Subsidiaries, and (iv) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Borrower's counsel, addressed to the Administrative Agent, each Issuing Bank and the Lenders in substantially the form of Exhibit B, all in form and substance satisfactory to the Administrative Agent and its counsel.
~~(b)    Financial Statements and Projections. (i) The Lenders shall have received a pro forma consolidated balance sheet, income statement and cash flow statement (“Pro Forma Opening Statements”) giving effect to the HD Supply Acquisition together with such information as the Lenders may reasonably request to confirm the tax, legal, and business assumptions made in such Pro Forma Opening Statements.~~
(b)    [reserved].
(ii) The Lenders shall have received (A) unaudited interim consolidated financial statements of Anixter for each fiscal quarter ended subsequent to March 31, 2015, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Anixter, as reflected in the audited, consolidated financial statements of the last fiscal year of Anixter, and (B) satisfactory projections beginning July 1, 2015 and ending December 31, 2016, on a quarterly basis.
(c)    Officer Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Effective Date and executed by its Secretary, Assistant Secretary or other similar officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for the Borrower from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for the Borrower from the appropriate governmental officer in such jurisdiction.
(d)    Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the Effective Date stating that upon giving effect to the initial extension of credit under this Agreement (i) no Potential Amortization Event has occurred and is continuing, (ii) each of the Specified Representations are true and correct as of such date, and (iii) certifying that each of the conditions set forth in this Section 5.01 have been (or substantially simultaneously with the closing of the Transactions, will be) satisfied.
(e)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction where the Borrower is organized, and where any Originator is located, and such search shall reveal no Liens on any of the assets of the Borrower or on the assets being transferred to the Borrower except for Liens permitted by Section 7.02 and under the Receivables Facility Transaction Documents, as applicable, or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(g)    Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness (including Indebtedness (i) under a Second Amendment and Incremental Facility Agreement, dated as of August 27, 2014, by and among Anixter, certain subsidiaries of Anixter, the guarantors party thereto, and Wells Fargo, as administrative agent, and (ii) under the 2011 Receivables Purchase Agreement to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Borrower constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.
(h)    Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(i)    Reserved.
(j)    Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Effective Date.

(k)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base ~~(on a pro forma basis after giving effect to the HD Supply Acquisition)~~ as of the end of the Fiscal Month immediately preceding the Effective Date and includes customary supporting documentation and supplemental reporting satisfactory to the Administrative Agent.
(l)    Closing Combined Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Borrower's indebtedness, liabilities, and obligations current, Combined Availability shall not be less than $250,000,000.
(m)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself and the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02), shall be in proper form for filing, registration or recordation; provided that notwithstanding the foregoing, to the extent any Collateral is not provided on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so (other than (i) the filing of UCC financing statements, (ii) the filing of intellectual property security agreements for intellectual property that is registered as of the Effective Date and (iii) the delivery of stock certificates), the providing of such Collateral shall not be required as a condition to the closing hereunder.
~~(n)    HD Supply Acquisition. The Administrative Agent shall be satisfied with the HD Supply Acquisition Documents (it being acknowledged that the Administrative Agent is satisfied with the HD Supply Purchase Documents provided on or prior to July 22, 2015) and shall have received a true, correct and complete copy of the same. None of the Targets nor the HD Sellers have (1) announced that it will oppose the HD Supply Acquisition or (2) commenced any action which alleges that the HD Supply Acquisition will violate applicable law. No injunction or temporary restraining order shall exist which, in the judgment of the applicable Administrative Agent, would prohibit the making of the Loans or the consummation of the HD Supply Acquisition. The Administrative Agent shall have received evidence that each of the items described in Section 2.8 of the HD Supply Acquisition Agreement will be delivered, each of the conditions precedent set forth in Sections 7.1 and 7.2 of the HD Supply Acquisition Agreement will be satisfied (or, with the written approval of the Administrative Agent, waived) and the HD Supply Acquisition will be consummated, in each case, substantially simultaneously with the closing of the Transactions contemplated hereunder and no other provision of the HD Supply Purchase Documents shall have been waived, amended, supplemented, or otherwise modified in any material and adverse respect without approval of the Administrative Agent.~~
(n)    [Reserved].
(o)    Inventory Facility. The Administrative Agent shall have received evidence that the Inventory Facility has closed (or will be closing substantially concurrently with the closing hereunder) on terms and conditions reasonably satisfactory to the Administrative Agent.

~~(p)    Issuance of Senior Notes. Anixter shall have issued up to $500,000,000 of new senior unsecured notes for the purpose of financing a portion of the purchase price of the HD Supply Acquisition, on terms and conditions reasonably satisfactory to the Administrative Agent.~~
(p)    [Reserved].
(q)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.10 hereof and under Section 4.12 of the Security Agreement.
(r)    Compliance with Regulations. This Agreement and the other Loan Documents shall not violate applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.
(s)    Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrower shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.
~~(t)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Receivables and related working capital matters and financial information of the Targets and of the related data-processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.~~
(t)    [Reserved].
(u)    Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
(v)    USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information as is reasonably requested by the Administrative Agent as least five (5) business days before the Effective Date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for the Borrower.
~~(w)    Anixter Canada Loan. Anixter Canada shall have borrowed (or will be borrowing substantially concurrently with the closing hereunder) a term loan in an original principal amount of up to CAD 300,000,000 for the purpose of financing a portion of the purchase price of the HD Supply Acquisition, on terms and conditions reasonably satisfactory to the Administrative Agent.~~
~~(x)    AXE. The Administrative Agent shall have received all documentation and information as is reasonably requested at least five (5) Business Days before the Effective Date about AXE, its Subsidiaries, and each Target mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.~~
(w)    [Reserved].
(x)    [Reserved].

(y)    Receivables Facility Transaction Documents. The Administrative Agent shall have received a true, correct and complete copy of the Receivables Facility Transaction Documents and the Subscription Agreement, each in form and substance reasonably satisfactory to the Administrative Agent.
(z)    Termination of Existing Receivables Arrangements. The Administrative Agent shall have received satisfactory evidence of the termination of each existing arrangement under which Receivables of any Originator have been or are transferred to any entity (including any affiliate of Anixter) other than the Borrower (including the 2011 Receivables Purchase Agreement); and release or transfer, as applicable, of all liens, if any, granted under each such existing arrangement; and return transfer to the Borrower by each such ultimate transferee and any intermediate transferee under any such existing arrangement of all accounts receivable of Anixter or such Originator transferred to such transferee thereunder.
~~(aa)    Other Debt Instruments. The material debt instruments and governing documents of the Borrower after the HD Supply Acquisition shall be reasonably acceptable to the Administrative Agent.~~
(aa)    [Reserved].
(bb)    Other Events. There has not occurred any event, development, or circumstance that has or could reasonably be expected to have a material adverse effect on the business, operations, property, or condition (financial or otherwise) of the Borrower or Anixter and its Subsidiaries, taken as a whole.
(cc)    No Material Adverse Effect. Since February 1, 2015, no “Material Adverse Effect” under and as defined in the Acquisition Agreement has occurred.
(dd)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 2:00 p.m., Chicago time, on October 5, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 5.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    ~~(i) as of the Effective Date, each of the HD Supply Acquisition Agreement Representations and the Specified Representations shall be true, correct, and complete, in all material respects (except that any representations and warranties which is subject to any materiality qualifier shall be true, correct and complete in all respects), and (ii)~~ at and as of the date of each Borrowing or issuance, amendment, renewal or extension of any Letter of Credit made after the Effective Date, the representations and warranties of the Borrower and Anixter set forth in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, as though made on and as of such date (except to the extent that such representations or warranties related solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).
(b)    (i) ~~as of the Effective Date, no Potential Amortization Event or Amortization Event (other than an Amortization Event described in clause (c) of Article IX (or a related Potential Amortization Event) not in respect of the Specified Representations and the “Specified Representations” under and as defined in the Inventory Facility Credit Agreement) shall have occurred and be continuing, nor shall either result from the making of any Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, made after the Effective Date; (ii)~~ at and as of the date of each Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit made after the Effective Date, no Potential Amortization Event or Amortization Event shall have occurred and be continuing, and (~~iii~~ii) no Protective Advance shall be outstanding.
(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.
(d)    No Borrowing Base Deficiency exists or will result from the making of such Loan or issuance, amendment, renewal or extension of any Letter of Credit.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.
ARTICLE VI

Affirmative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated in each case without any pending draw, and all LC Disbursements shall have been reimbursed, Anixter, in its capacity as the Servicer, and the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01.    Financial Statements; Borrowing Base and Other Information. Anixter or the Borrower, as applicable, will furnish (or will caused to be furnished) to the Administrative Agent:
(a)    within ninety (90) days after the end of each Fiscal Year, on a consolidated basis for AXE, a balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other firm of independent public accountants of recognized national standing regularly retained by AXE and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, commentary, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied;
(a)    within forty-five (45) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of a Fiscal Year, which shall be delivered within sixty (60) days after the end of such Fiscal Quarter), on a consolidated basis for AXE, a balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of AXE as presenting fairly in all material respects the financial condition and results of operations of AXE on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(b)    concurrently with any delivery of a Borrowing Base Certificate under clause (f) below or financial statements under clause (a) or (b) above, a certificate of a Financial Officer of AXE in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of AXE on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Potential Amortization Event or an Amortization Event has occurred and, if a Potential Amortization Event or an Amortization Event has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth, in the case of each such certificate delivered concurrently with the delivery of financial statements under clauses (a) and (b) above, reasonably detailed calculations of the financial covenants contained in this Agreement for or as of the end of each Fiscal Quarter then ended (regardless of whether a Financial Covenant Trigger Period is then in effect), and (iv) during any period when Indebtedness under the 2012 Notes Indenture remains outstanding, setting forth, in the case of each such certificate delivered concurrently with the delivery of financial statements under clauses (a) and (b) above (and in the case of each such certificate delivered concurrently with the delivery of a Borrowing Base Certificate under clause (f) below after the end of any Fiscal Month in which Inventory Facility Availability was less than 50% of the Inventory Facility Commitment), a reasonably detailed calculation of the Secured Debt-to CTNA Ratio;
~~(d)    commencing with the 2016 calendar year and thereafter, in the event that there the aggregate value of the Collateral described in a Perfection Certificate or supplement thereto has changed in an amount of $1,000,000 or more for a Fiscal Year, as soon as available but in any event within forty-five (45) days~~

~~after the end of such Fiscal Year and at such other times as may be reasonably requested by the Administrative Agent, a Perfection Certificate or a supplement to the Perfection Certificate;~~
(c)    [reserved];
(d)    as soon as available but in any event no later than ninety (90) days after the end of each Fiscal Year, for AXE on a consolidated basis, a copy of the plan and forecast (including a projected balance sheet, income statement and cash flow statement) of AXE and its Subsidiaries, taken as a whole, for the upcoming period of four Fiscal Quarters (the “Projections”), all in form customarily prepared by Anixter’s management and reasonably satisfactory to the Administrative Agent, to be accompanied by a certificate of a Financial Officer of Anixter to the effect that such Projections have been prepared on a basis believe by Anixter to be reasonable, which Projections shall include projected Availability, projected Combined Availability, and projected Senior Debt-to-CTNA Ratio for or as of the end of each of the four Fiscal Quarters covered by such Projections;
(e)    as soon as available but in any event within thirty (30) days after the end of each Fiscal Month (or, during an Enhanced Reporting Trigger Period, weekly, no later than the second Business Day of each week for the prior week), and at such other times as may be necessary to re-determine Availability and/or Combined Availability or as may be reasonably requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith (including, in respect of any Borrowing Base Certificate delivered for a Fiscal Month which is also the end of any Fiscal Quarter, a calculation of Average Quarterly Combined Availability for such quarter then ended and an indication of what the Applicable Rate is as a result of such Average Quarterly Combined Availability), together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
(f)    as soon as available but in any event within thirty (30) days after the end of each Fiscal Month (or, during an Enhanced Reporting Trigger Period, weekly, no later than the second Business Day of each week for the prior week) and at such other times as may be requested by the Administrative Agent, the following as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:
(i)    a summary aging of the Borrower’s Receivables, including all invoices aged by invoice date and due date (with an explanation of the terms offered relating to the number of days between the invoice date and the due date), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Obligor;
(ii)    a worksheet of calculations prepared by the Borrower to determine Eligible Receivables, such worksheets detailing the Receivables excluded from Eligible Receivables and the reason for such exclusion;
(iii)    a reconciliation of the Borrower’s Receivables between (A) the amounts shown in the Borrower’s general ledger and financial statements and the report delivered pursuant to clause (i) above and (B) the amounts and dates shown in the report delivered pursuant to clause (i) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date; and

(iv)    a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;
(g)    as soon as available but in any event within thirty (30) days after the end of each Fiscal Month and at such other times as may be reasonably requested by the Administrative Agent, as of the Fiscal Month (or week, as applicable) then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;
(h)    as may be reasonably requested by the Administrative Agent, an updated list of Obligors which list shall state the Obligor’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer;
(i)    promptly upon the Administrative Agent’s reasonable request:
(i)    copies of invoices issued by the Borrower in connection with any Receivables, credit memos, shipping and delivery documents, and other information related thereto; and
(ii)    a schedule detailing the balance of all intercompany accounts of AXE, Anixter, and the Subsidiaries of Anixter;
(j)    ~~as soon as available but in any event within thirty (30) days after the end of each Fiscal Month~~ promptly upon the request of the Administrative Agent (or, during an Enhanced Reporting Trigger Period, weekly, no later than the second Business Day or each week for the prior week) ~~and at such other times as may be requested by the Administrative Agent~~, as of the period then ended, each Originator’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
(k)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by AXE or Anixter with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by AXE to its shareholders generally; and
(l)    promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of Anixter or any Subsidiary of Anixter, the Collateral, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
SECTION 6.02.    Notices of Material Events. Anixter or the Borrower, as applicable, will furnish (or will cause to be furnished) to the Administrative Agent prompt (but in any event within any time period that may be specified below) written notice of the following:
(a)    the occurrence of any Potential Amortization Event or Amortization Event;
(b)    (i) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against Anixter or any Subsidiary of Anixter that seeks damages in excess of $35,000,000 except where the same is fully covered (other than any applicable co-insurance or deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self-insurance programs); (ii) receipt of any notice of any investigation or any proceeding before or by any Governmental Authority, the effect of which might be (A) to limit, prohibit, or restrict materially the manner in which Anixter or any Subsidiary of Anixter currently conducts its business and proposes to conduct its business in connection with and following the consummation of the Related Transactions, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect, or (B) to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (iii) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against Anixter or any Subsidiary of Anixter that (A) seeks injunctive relief if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect, (B) is asserted or instituted against any Plan, its fiduciaries or its assets if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect, (C)(1) alleges criminal misconduct by the Borrower, Anixter or any Inventory Facility Loan Party or (2) alleges criminal misconduct by any Subsidiary of Anixter not described in (C)(1) if such misconduct has resulted in or could reasonably be expected to result in a Material Adverse Effect, or (D) asserts liability on the part of Anixter or any Subsidiary of Anixter in excess of $7,500,000 in respect of any tax, fee, assessment, or other governmental charge, or (E) involves any product recall if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect;
(c)    any of the following that, alone or together, could reasonably be expected to result in a Material Adverse Effect: (i) notice that any Property of Anixter or any Subsidiary of Anixter is subject to an Environmental Lien, or (ii) notice to Anixter or any Subsidiary of Anixter or awareness by Anixter or any Subsidiary of Anixter of a condition that could reasonably be expected to result in (A) a notice of violation of any health or safety Requirement of Law or Environmental Law or (B) any Environmental Liability;
(d)    any Lien or claim made or asserted against any of the Collateral, other than Permitted Encumbrances and Liens permitted by Section 7.02(a);
(e)    as soon as available, but not less than ten (10) days prior to the consummation of any acquisition or Investment proposed to be permitted by Section 7.04(a)(v), (i) notice of such proposed acquisition or proposed Investment, and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;
(f)    within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse for which (i) a chief executive office is maintained, (ii) books and records are maintained, or (iii) Collateral with a value of $5,000,000 or greater in the aggregate is located;
(g)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(h)    reserved;
(i)    any other development that results, or could reasonably be expected to result, in a Material Adverse Effect;

(j)    any termination of the obligation of any Originator (other than the Seller) to sell Receivables to the Seller under the related Receivables Transfer Agreement or the obligation of the Seller to sell Receivables to the Borrower under the Receivables Sale Agreement and, upon any such termination, the Outstanding Balance of all Receivables originated by such other Originator or the Seller as of the last day of the Fiscal Month then most recently ended;
(k)    at least ten (10) days prior to any proposed change of the sole (or, as applicable, the sole remaining) Independent Director for any reason other than death, incapacity or resignation of the incumbent director, notice of such proposed change together with a certificate of the Borrower certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria. As soon as reasonably practicable but in any event within ten (10) days after the Borrower receives notice of the death, incapacity or resignation of the sole (or, as applicable, the sole remaining) incumbent Independent Director, notice of the proposed replacement director together with a certificate of the Borrower certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director” and requesting the Administrative Agent’s written acknowledgement that in its reasonable judgment, the designated replacement satisfies such criteria;
(l)    at least thirty (30) days prior to the effectiveness of any material change in or material amendment to any Credit and Collection Policy, a notice (i) indicating such change or amendment, and (ii) if such proposed change or amendment would reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting the consent of the Administrative Agent to such proposed change or amendment; provided that if such change or amendment was required pursuant to any change in any applicable law, rule or regulation, the Borrower shall only be required to give notice of such change or amendment and shall not be required to request the consent of the Administrative Agent; ~~or~~
(m)    any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; or
(n)    ~~(m)~~any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Related Transaction Document from any Collection Bank, with copies of the same.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Anixter setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
~~SECTION 6.3.Existence; Conduct of Business.~~
SECTION 6.03.    Existence; Conduct of Business. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in those jurisdictions where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03. Following the end of each Fiscal Quarter, Anixter shall promptly provide the Administrative Agent and each of the Lenders with a complete list of its Subsidiaries, including any changes in the list set forth on Schedule 4.15 with respect to Subsidiaries having assets in excess of $~~1,000,000~~ 5,000,000 individually or $~~5,000,000~~ 20,000,000 in the aggregate.
SECTION 6.04.    Payment of Obligations. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, pay or discharge (a) all material Taxes imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income, or property before any penalty or interest accrues (including the Receivables, exclusive of taxes on or measured by income or gross receipts of the Administrative Agent or any Lender) thereon, and (b) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that (i) no such Taxes referred to in clause (a) above or no such claim referred to in clause (b) above need to be paid or discharged where the validity or amount thereof is being contested in good faith by appropriate proceedings and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (ii) the Borrower will, and Anixter will and will cause each of its Subsidiaries to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
SECTION 6.05.    Maintenance of Properties. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 6.06.    Books and Records; Inspection Rights and Audits. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, (a) keep proper books of record and account with respect to the Collateral, (including a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP and, if required by the terms of this Agreement, in conformity with Agreement Accounting Principles, and each of the financial statements described in Section 6.01 shall be prepared from such system and records), in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Person’s premises field examinations of such Person’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (each such visit, a “Review”). Only one (1) field examination per year will be conducted at the Borrower’s sole cost and expense; provided that a second field examination may be performed at the Borrower’s sole cost and expense if Combined Availability falls below the greater of (i) $93,750,000 and (ii) 12.5% of the Combined Commitment; provided further, that there shall be no limitation on the number or frequency of field examinations at the Borrower’s sole cost and expense if an Amortization Event shall have occurred and be continuing. The Borrower and Anixter, for itself and on behalf of its Subsidiaries, acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Person’s assets for internal use by the Administrative Agent and the Lenders For the avoidance of doubt, in no event shall the Borrower or any member of the Consolidated Group be liable for any costs or expenses relating to any matter referred to in this Section other than those matters for which it is expressly provided that such matters are at the Borrower’s “sole cost and expense”, provided that the cost and expense of any field examination described in clause (ee) of the definition of “Eligible Receivables” shall also be included as a cost and expense of the Borrower covered under this Section 6.06.
SECTION 6.07.    Compliance with Laws and Material Contractual Obligations. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, (a) comply with each Requirement of Law and Environmental Law applicable to it or its property and (b) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by such Person, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 6.08.    Use of Proceeds.
(a)    The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes of the Borrower in the ordinary course of business and to pay to the Seller permitted cash purchase price payments for the Receivables purchased pursuant to the Receivables Sale Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U or X.
(b)    The Borrower will not request any Borrowing or Letter of Credit, and none of the Borrower and Anixter and its Subsidiaries shall use, and the Borrower and Anixter shall procure that the Borrower and Anixter and its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.09.    Reserved.
SECTION 6.10.    Insurance.
(a)    Anixter will and will cause each of its Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrower or Anixter will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. If Anixter or its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
(b)    All property insurance policies covering the Collateral are to name the Administrative Agent as lenders loss payee for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation.
(c)    Upon the occurrence and during the continuance of an Amortization Event, the Administrative Agent shall have the sole right, subject to the Intercreditor Agreement, to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any such insurance policies.
SECTION 6.11.    Casualty and Condemnation~~SECTION 6.11.~~. Anixter will (a) furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) subject to Section 6.10(c), ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents to the extent applicable.
SECTION 6.12.    Depository Banks. The Borrower will maintain one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.
SECTION 6.13.    Employee Benefit Matters. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans. The Borrower will, and Anixter will and will cause each of its Subsidiaries and other ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.

SECTION 6.14.    Additional Collateral; Further Assurances.
(a)    The Borrower will, and Anixter will and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 5.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Borrower.
(b)    If any assets are acquired by the Borrower after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition ~~hereof~~thereof), the Borrower will (i) notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Person to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, all at the sole expense of the Borrower.
(c)    At any time during any Cash Dominion Trigger Period, the Administrative Agent may, or the Administrative Agent may direct the Borrower or the Servicer to, notify the Obligors of the Receivables, at the Borrower’s expense, of the security interests of the Administrative Agent (on behalf of the Lenders) under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. The Borrower or the Servicer (as applicable) shall, at any Lender’s request, withhold the identity of such Lender in any such notification.
SECTION 6.15.    Keeping and Marking of Records and Books.
(a)    The Servicer will, or will cause each Originator to, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the identification of each new Receivable and all Collections of and adjustments to each existing Receivable within two (2) Business Days of the receipt of such Collection or adjustment in respect of such Receivable). The Servicer will and will require each Originator to give the Administrative Agent and each Lender notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(b)    The Borrower will require the Seller to (i) on or prior to the date hereof, make a notation in its books and records stating that the Receivables have been sold to the Borrower and pledged to the Administrative Agent, and (ii) upon the request of the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including all multiple originals of any such invoice) relating to the Receivables.

SECTION 6.16.    Compliance with Contracts and Credit and Collection Policy. Each of Anixter and the Borrower will timely and fully (a) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (b) comply in all material respects with the applicable Credit and Collection Policy in regard to each Receivable and the related Contract.
SECTION 6.17.    Performance and Enforcement of the Receivables Sale Agreement. Each of Anixter and the Borrower will perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will sell and purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Borrower under the Receivables Sale Agreement. The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Lenders as assignees of the Borrower) under the Receivables Sale Agreement and each Receivables Transfer Agreement as the Administrative Agent may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement and each Receivables Transfer Agreement.
SECTION 6.18.    Ownership of Receivables; Security Interest in Receivables~~SECTION 6.18.~~. Each of Anixter and the Borrower will take all necessary action to (a) establish and maintain, irrevocably in the Borrower, legal and equitable title to the Receivables, and all Related Security and Collections with respect thereto, in each case free and clear of any Lien other than Liens described under clause (a) of the definition of Customary Permitted Liens, Liens described under Section 7.02(a)(x) and Liens in favor of the Administrative Agent for the benefit of the Lenders (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in the Receivables, and all Related Security and Collections with respect thereto, and such other action to perfect, protect or more fully evidence the interest of the Borrower (and the Administrative Agent and the Lenders, as the Borrower’s assignees) as the Borrower (or the Administrative Agent, as the Borrower’s assignee) may reasonably request), and (b) establish and maintain, in favor of the Administrative Agent, for the benefit of the Lenders, a valid and perfected first priority security interest in the Collateral to the full extent contemplated herein, free and clear of any Lien other than Liens described in Section 7.02(a)(i) and Section 7.02(a)(x) and under clause (a) of the definition of Customary Permitted Liens (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Lenders) interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Lenders as the Administrative Agent may reasonably request).
SECTION 6.19.    Separateness. The Borrower acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from Anixter and its other Affiliates (each, a “Related Entity”). Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps, including all steps that the Administrative Agent or any Lender may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Related Entities and not just a division of any Related Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, except as herein specifically otherwise provided, the Borrower will:
(a)    conduct its own business in its own name and require that all full-time employees of the Borrower, if any, identify themselves as such and not as employees of any Related Party (including by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);
(b)    compensate all employees, consultants and agents directly, from the Borrower’s own funds, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of any Related Party, allocate the compensation of such employee, consultant or agent between the Borrower and such Related Party on a basis that reflects the services rendered to the Borrower and such Related Party;
(c)    clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Related Party, the Borrower shall lease such office at a fair market rent;
(d)    have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;
(e)    conduct all transactions with each Related Party (including any delegation of its obligations hereunder as servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including telephone and other utility charges) for items shared between the Borrower and such Related Party on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
(f)    at all times have a Board of Directors consisting of three (3) directors, at least one director of which is an Independent Director;
(g)    observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (i) the selection, maintenance or replacement of the Independent Director, (ii) the dissolution or liquidation of the Borrower or (iii) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);
(h)    maintain the Borrower’s books and records separate from those of each Related Party and otherwise readily identifiable as its own assets rather than assets of any Related Party;
(i)    prepare its financial statements separately from those of each Related Party and insure that any consolidated financial statements of any Related Party that include the Borrower and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Borrower is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Borrower;
(j)    except as herein specifically otherwise provided, maintain the funds or other assets of the Borrower separate from, and not commingled with, those of any Related Party and only maintain bank accounts or other depository accounts to which the Borrower alone is the account party, into which the

Borrower alone makes deposits and from which the Borrower alone (or the Administrative Agent) has the power to make withdrawals;
(k)    pay all of the Borrower’s operating expenses from the Borrower’s own assets (except for certain payments by any Related Party pursuant to allocation arrangements that comply with the requirements of this Section 6.19);
(l)    operate its business and activities such that it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement and the other Loan Documents, (iii) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Seller thereunder for the purchase of Receivables from the Seller under the Receivables Sale Agreement, and (iv) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(m)    maintain its corporate charter in conformity with this Agreement, such that (i) it does not amend, restate, supplement or otherwise modify its Organization Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Related Transactions Documents, including this Section 6.19; and (ii) its corporate charter, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Administrative Agent of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Borrower certify that the designated Person satisfied the criteria set forth in the definition herein of “Independent Director” and the Administrative Agent’s written acknowledgement that in its reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”;
(n)    maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder (including any consent, waiver, directive or approval in connection with any Receivables Transfer Agreement) or waive any default, action, omission or breach under the Receivables Sale Agreement or any Receivables Transfer Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent;
(o)    maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and

(p)    maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained.
SECTION 6.20.    Collections. The Borrower will cause (a) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (b) each Lock-Box and, with the exception of the Communication Cables Account, each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Receivables are remitted directly to the Borrower or any Affiliate of the Borrower, the Borrower will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Borrower will hold (or will cause such payments to be held) in trust for the exclusive benefit of the Administrative Agent and the Lenders, subject to the Servicer’s rights under Section 8.02. The Servicer shall maintain exclusive ownership, dominion and control (subject to the terms of this Agreement and the applicable Collection Account Agreement) of each Lock-Box and each Collection Account pursuant to the Receivables Facility Transactions and shall ensure that no right to take dominion and control of any Lock-Box or Collection Account is granted at a future time or upon the occurrence of a future event to any Person except to the Administrative Agent as contemplated by this Agreement and the Related Transactions Documents.
SECTION 6.21.    Payments to the Originators. Anixter shall cause the Seller to purchase all Receivables from any other Originator under, and in strict compliance with the terms of, the related Receivables Transfer Agreement, including the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for each Receivable. The Borrower will purchase all Receivables from the Seller under, and in strict compliance with the terms of, the Receivables Sale Agreement, including the terms relating to the amount and timing of payments to be made to the Seller in respect of the purchase price for each Receivable.
SECTION 6.22.    Post-Closing Security Perfection. The Borrower will deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in Section 5.01(m) that are not so provided on the Effective Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.22, as such time periods may be extended by the Administrative Agent, in its sole discretion.
ARTICLE VII

Negative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, Anixter, in its capacity as the Servicer, and the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 7.01.    Indebtedness.
(a)    Anixter will not permit any member of the Consolidated Group to, create, incur, assume or suffer to exist any Indebtedness, except:
(i)    the Secured Obligations;
(ii)    Indebtedness existing on the date hereof and set forth in Schedule 7.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (xiii) hereof;
(iii)    Indebtedness in respect of Accommodation Obligations permitted by Section 7.04(b);
(iv)    (A) Indebtedness of the Borrower to Anixter arising under Receivables Facility Transactions, provided that such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent; and (B) unsecured Indebtedness of Anixter to any Subsidiary of Anixter (other than the Borrower) and of any Subsidiary of Anixter (other than the Borrower) to Anixter or any other Subsidiary of Anixter (other than the Borrower), provided that (1) Indebtedness of any Subsidiary that is not an Inventory Facility Loan Party to Anixter or any other Inventory Facility Loan Party shall be subject to clause (ix) of Section 7.04(a), and (2) Indebtedness of any Inventory Facility Loan Party to any Subsidiary of Anixter that is not an Inventory Facility Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(v)    other unsecured debt of Anixter subordinated in right of payment with the Secured Obligations on terms and conditions satisfactory to the Administrative Agent;
(vi)    other unsecured Indebtedness of Anixter’s Subsidiaries that are Inventory Facility Guarantors subordinated on terms and conditions satisfactory to the Administrative Agent in right of payment with the Secured Obligations;
(vii)    Indebtedness of Anixter or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including obligations under Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (xiii) below; provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause together with any Refinance Indebtedness in respect thereof permitted by clause (xiii) below, shall not exceed $~~50,000,000~~ 75,000,000 at any time outstanding;
(viii)    Indebtedness of one or more of Anixter and its Subsidiaries under the Inventory Facility;

(ix)    ~~unsecured~~ Unsecured Indebtedness of Anixter in an aggregate principal amount of up to $500,000,000 evidenced by ~~certain senior unsecured notes and incurred in connection with, and for the purpose of financing a portion of the consideration payable in connection with, the consummation of the HD Supply Acquisition;~~the 5.50% Senior Notes due 2023 issued under the 2015 Notes Indenture;
(x)    [reserved];
~~(x)    Indebtedness of Anixter Canada in an aggregate principal amount of up to CAD 300,000,000 in the form of a term loan incurred in connection with, and for the purpose of financing portion of the consideration payable in connection with, the consummation of the HD Supply Acquisition;~~
(xi)    Indebtedness (including Indebtedness represented by letters of credit) of Anixter Canada in an aggregate principal amount of up to CAD ~~50,000,000~~ 150,000,000 in the form of a revolving credit facility incurred for working capital and other general corporate purposes;
(xii)    Indebtedness (including Indebtedness represented by letters of credit) of Foreign Subsidiaries of Anixter (other than Anixter Canada) in an aggregate principal amount of up to $~~150,000,000~~ 200,000,000 incurred for working capital and other general corporate purposes;
(xiii)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (ii) and (vii) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (A) such Refinance Indebtedness does not increase the principal amount (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder) or interest rate of the Original Indebtedness, (B) any Liens securing such Refinance Indebtedness are not extended to any additional property of Anixter or any of its Subsidiaries, (C) neither Anixter nor any Subsidiary of Anixter, as the case may be, that was not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (D) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (E) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness (other than changes in the interest rates applicable thereto to reflect current market conditions) and (F) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(xiv)    Indebtedness under Swap Agreements permitted under Section 7.07;
(xv)    Indebtedness of Anixter and any other member of the Consolidated Group owing to Bank Mendes Gans N.V. (or any successor thereto) in an aggregate amount not at any time to exceed the aggregate amount on deposit by the Consolidated Group with Bank Mendes Gans N.V. (or any successor thereto) at such time; and
(xvi)    Indebtedness of Anixter evidenced by the certain Senior Notes due 2025 issued under the 2019 Notes Indenture in an aggregate principal amount of up to $300,000,000, which Indebtedness will be used for the repayment in one or more transactions of a portion of the 5.625% Senior Notes due 2019 issued under the 2012 Notes Indenture.
(b)    Notwithstanding anything to the contrary contained in Section 7.01(a), during any period when Indebtedness under the 2012 Notes Indenture remains outstanding, Anixter will not, and will not permit any of its applicable Subsidiaries to, create or incur any Specified Secured Debt unless (i) after giving effect to the creation or incurrence of such Specified Secured Debt, the pro forma Secured Debt-to-CTNA Ratio would not be 10% or greater, and (ii) not later than five (5) Business Days prior to any proposed creation or incurrence of Specified Secured Debt, Anixter furnishes (or causes to be furnished) to the Administrative Agent written notice of such proposed creation or incurrence of Specified Secured Debt and a certificate of a Financial Officer of Anixter certifying compliance with this Section 7.01(b) and attaching pro forma computations of the Secured Debt-to-CTNA Ratio before and after giving effect to such proposed creation or incurrence of Specified Secured Debt.
(c)    Notwithstanding anything to the contrary contained in this Section 7.01, the Borrower will not create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness owed to the Administrative Agent and the Lenders under this Agreement, (ii) Indebtedness evidenced by the Borrower Subordinated Note, and (iii) Indebtedness incurred as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
SECTION 7.02.    Liens.
(a)    Anixter will not permit any member of the Consolidated Group to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Receivables) or rights in respect of any thereof, except:
(i)    Liens created pursuant to any Loan Document;
(ii)    Permitted Encumbrances;
(iii)    any Lien on any property or asset of Anixter or any of its Subsidiaries existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Anixter or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(iv)    Liens on fixed or capital assets acquired, constructed or improved by Anixter or any of its Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by clause (vii) of Section 7.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of Anixter or any of its Subsidiaries, and (iv) the value of the Property securing such Indebtedness approximates the amount of such Indebtedness;
(v)    any Lien existing on any property or asset prior to the acquisition thereof by Anixter or any of its Subsidiaries or existing on any property or asset of any Person that is acquired in an acquisition permitted by Section 7.04(a)(v) that is consummated after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets (other than additions, accessions, and improvements thereto and the proceeds and products thereof), and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(vi)    Liens in favor of the Inventory Facility Administrative Agent arising in connection with and securing the Indebtedness under the Inventory Facility permitted by clause (viii) of Section 7.01(a);
(vii)    Liens arising in connection with and securing Indebtedness permitted by clauses (x), (xi), and (xii) of Section 7.01(a);
(viii)    Liens on assets of any joint venture described in Section 7.04(vi);
(ix)    Liens on the assets of Foreign Subsidiaries of Anixter; provided that the aggregate amount of Indebtedness secured by such Liens shall not exceed the amounts set forth in the aggregate in clauses (x), (xi) and (xii) of Section 7.01(a);
(x)    (i) Liens in favor of the Borrower granted by Anixter arising in connection with the Receivables Facility Transactions, and (ii) Liens in favor of Anixter granted by the Borrower arising in connection with the Receivables Facility Transactions and securing the Indebtedness permitted by Section 7.01(a)(iv)(A);
(xi)    Liens not otherwise permitted hereunder in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and
(xii)    (A) Liens securing “Swap Obligations” under and as defined in the Inventory Facility Credit Agreement; and (B) Liens securing obligations under other Swap Agreements permitted by Section 7.07, so long as the underlying assets securing such obligations are assets of one or more Foreign Subsidiaries.
(b)    Notwithstanding the foregoing, Anixter will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the sale or lease of which would give rise to a Receivable other than as permitted pursuant to the Inventory Facility.
(c)    Notwithstanding anything to the contrary contained in this Section 7.02, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including the filing of any financing statement) or with respect to, any Receivable, or the Related Security or Collections with respect thereto, or upon or with respect to any related Contract, or any Lock-Box, Collection Account, or any Company Owned Post Office Box, or assign any right to receive income with respect thereto (other than, in each case, Liens described in Section 7.02(a)(i) and Section 7.02(a)(x) and under clause (a) of the Customary Permitted Liens), and the Borrower will defend the right, title and interest of the Administrative Agent and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or any Originator.
SECTION 7.03.    Fundamental Changes.
(a)    Notwithstanding anything to the contrary contained in this Section 7.03, the Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.
(b)    Anixter will not, and will not permit any member of the Consolidated Group to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except (i) as otherwise permitted under Section 7.05, and (i) that if at the time thereof and immediately after giving effect thereto no Amortization Event shall have occurred and be continuing any Subsidiary of Anixter (other than the Borrower) may merge into Anixter or another Subsidiary of Anixter (other than the Borrower); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.04.
(c)    Anixter will not permit any member of the Consolidated Group to, acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 7.04(a). Notwithstanding anything to the contrary contained in this Section 7.03, the Borrower will not acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, other than as contemplated by Section 6.19.
(d)    Anixter will not, and will not permit any member of the Consolidated Group to, engage to any material extent in, any business other than businesses of the type conducted by Anixter and its Subsidiaries on the date hereof, business of the type proposed to be conducted in connection with and following the consummation of the Related Transactions, and businesses in substantially similar or related businesses thereto and reasonable extensions thereof. Notwithstanding anything to the contrary contained in this Section 7.03, the Borrower will not engage in any business or undertaking other than the transactions and undertakings expressly permitted by this Agreement or the Receivables Sale Agreement.
(e)    Each of the Borrower and Anixter will not, and Anixter will not permit any member of the Consolidated Group to, change its fiscal year from the basis in effect on the Effective Date, except that any Subsidiary of Anixter may conform its fiscal year to Anixter’s Fiscal Year.
SECTION 7.04.    Investments, Loans, Advances, Guarantees and Acquisitions.
(a)    Anixter will not, and will not permit any member of the Consolidated Group to, directly or indirectly, make or commit to make any advance, loan, extension of credit or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities or evidences of indebtedness of, or make any other investment in, any Person, including any Affiliate (each such transaction, an “Investment”) except:

(i)    Investments by Anixter or any of its Subsidiaries in Cash Equivalents;
(ii)    Investments in existence on the date hereof and described in Schedule 7.04;
(iii)    Investments arising from sales in the ordinary course of business on customary trade terms;
(iv)    Investments constituting loans by Anixter or any Subsidiary of Anixter to its employees not in excess of an aggregate amount of $10,000,000 outstanding at any one time;
(v)    the acquisition (in any transaction or series of related transactions) by Anixter or any of its Subsidiaries of substantially all of the assets or all of the Equity Interests of any Person, and Investments in connection with any such acquisition, in each case so long as (i) such acquisition is not a hostile or contested acquisition, (ii) the business acquired in connection with such acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which Anixter or any of its Subsidiaries are engaged on the Effective Date and any business activities that are substantially similar or related thereto and reasonable extensions thereof, (iii) no Amortization Event exists or would result therefrom, and (iv) the Payment Conditions are satisfied;
(vi)    Investments in any joint ventures and Investments in connection with the purchase of any other Person’s interest in any such joint ventures, which do not exceed $50,000,000 in the aggregate outstanding at any one time;
(vii)    Investments (other than those set forth on Schedule 7.04) in notes receivable received in connection with transactions permitted pursuant to Section 7.04(a)(iv);
(viii)    Investments by Anixter in any Subsidiary of Anixter that is an Inventory Facility Loan Party or by any Subsidiary of Anixter in Anixter;
(ix)    Investments by Anixter in any Subsidiary of Anixter that is not an Inventory Facility Loan Party (other than the Borrower), in each case so long as (A) no Amortization Event exists or would result therefrom, and (B) after giving effect to the proposed Investment as if it occurred on the first day of the Pro Forma Period, pro forma Combined Availability would be greater than 15% of the Combined Commitment at all times during the Pro Forma Period;
(x)    Investments constituting loans permitted by Section 7.01(a)(iv) or Accommodation Obligations permitted under Section 7.04(b);
(xi)    Investments in the form of Swap Agreements permitted by Section 7.07;
(xii)    investments of any Person existing at the time such Person becomes a Subsidiary of Anixter or consolidates or merges with Anixter or any of its Subsidiaries (including in connection with an acquisition permitted under Section 7.04(a)(v)) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(xiii)    investments constituting deposits described in clause (c) of the definition of “Customary Permitted Liens”;

(xiv)    Investments constituting Accommodation Obligations permitted by Section 7.04(b); and
(xv)    Investments by any non-Inventory Facility Loan Party in any other non-Inventory Facility Loan Party.
(b)    Anixter will not, and will not permit any member of the Consolidated Group to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation involving Indebtedness of AXE or any Affiliate of AXE which is not a Subsidiary of Anixter. In addition, Anixter will not, and will not permit any member of the Consolidated Group to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except:
(i)    guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
(ii)    Accommodation Obligations arising in connection with the Related Transactions Documents;
(iii)    Accommodation Obligations by Anixter with respect to lessees’ obligations to third-party lessors under leases of Property purchased from Anixter and its Subsidiaries, in an aggregate amount not to exceed $10,000,000;
(iv)    Accommodation Obligations of Anixter and its Subsidiaries arising in connection with Swap Agreements permitted pursuant to Section 7.07;
(v)    Accommodation Obligations of Anixter and its Subsidiaries of Indebtedness permitted by Section 7.01(a); and
(vi)    other Accommodation Obligations by Anixter and its Subsidiaries so long as (A) the aggregate amount of Indebtedness outstanding in respect of which such Accommodation Obligation has been given does not at any time exceed $~~175,000,000~~ 300,000,000 and (B) the Payment Conditions are satisfied; provided, however, that no such Accommodation Obligations shall be entered into or incurred after the occurrence and during the continuance of an Amortization Event.
(c)    Notwithstanding anything to the contrary contained in this Section 7.04, the Borrower will not (i) make any Investment other than in Cash Equivalents, nor (ii) directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business.
SECTION 7.05.    Asset Sales.
(a)    Anixter will not permit any member of the Consolidated Group to, sell, transfer, lease, or otherwise Dispose of any asset, including any Equity Interest owned by it, or any income or profits therefrom, except:

(i)    sales, transfers and dispositions of (A) Inventory in the ordinary course of business and (B) disposition of obsolete equipment in the ordinary course of business;
(ii)    sales by Anixter of Equity Interests of a Subsidiary held by it, in any transaction or series of related transactions not constituting a Material Transaction, individually or taken together;
(iii)    sales, assignments, transfers, leases, conveyances or other dispositions of other assets, other than Equity Interests of any Subsidiary, for cash consideration and for not less than fair market value which do not constitute a Material Transaction individually or in the aggregate (together with all sales of Equity Interests of any Subsidiary under clause (ii) above);
(iv)    sales, assignments, transfers, leases, conveyances or other Dispositions of assets to Anixter or a Subsidiary of Anixter that is an Inventory Facility Loan Party;
(v)    transfers of assets to any Affiliate for less than fair market value to the extent such transfer constitutes a permitted Investment pursuant to Section 7.04(a);
(vi)    Receivables Facility Transactions;
(vii)    sales, assignments, transfers, leases, conveyances and other Dispositions among Foreign Subsidiaries; and
(viii)    Sale and Leaseback Transactions permitted by Section 7.06.
(b)    Notwithstanding anything to the contrary contained in Section 7.05(a), during any period when Indebtedness under the 2012 Notes Indenture remains outstanding, Anixter will not, and will not permit any of its applicable Subsidiaries to, Dispose of any assets in a transaction in excess of $25 million (~~whether in a Material Transaction or otherwise~~in a single transaction or series of related transactions) if, after giving effect to such Disposition, the pro forma Secured Debt-to-CTNA Ratio would be 10% or greater. No later than five (5) Business Days prior to any such proposed Disposition of assets, Anixter will furnish (or will caused to be furnished) to the Administrative Agent and each Lender written notice of such proposed Disposition and a certificate of a Financial Officer of Anixter certifying compliance with this Section 7.05(b) and attaching pro forma computations of Secured Debt-to-CTNA Ratio before and after giving effect to such proposed Disposition.
(c)    Notwithstanding anything to the contrary contained in this Section 7.05, the Borrower will not sell, transfer, lease or otherwise Dispose of any asset owned by it, or any income or profits therefrom except as contemplated by the Receivables Facility Transaction Documents.
SECTION 7.06.    Sale and Leaseback Transactions.
(a)    Anixter will not, and will not permit any member of the Consolidated Group to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by Anixter or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 365 days after Anixter or such Subsidiary acquires or completes the construction of such fixed or capital asset.
(b)    Notwithstanding anything to the contrary contained in this Section 7.06, the Borrower will not enter into any Sale and Leaseback Transaction.
SECTION 7.07.    Swap Agreements.
(a)    Anixter will not permit any member of the Consolidated Group to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which such Person has actual exposure (other than those in respect of Equity Interests of any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (of Anixter floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Person.
(b)    Notwithstanding anything to the contrary contained in this Section 7.07, the Borrower will not enter into any Swap Agreement.
SECTION 7.08.    Payments to AXE and Anixter; Certain Payments of Indebtedness.
(a)    Anixter will not declare or make, directly or indirectly, any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), and Anixter will not permit any member of the Consolidated Group to, declare or make, directly or indirectly, make any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), except:
(i)    Anixter and its Subsidiaries may declare and make payments to AXE so that AXE may pay any directors’ fees and reasonable allocated expenses in an aggregate amount not to exceed $7,500,000 during any Fiscal Year;
(ii)    Anixter and its Subsidiaries may make payments to AXE (A) that are applied by AXE to pay its actual income tax liabilities in respect of income earned by Anixter and its Subsidiaries, or (B) that are applied by AXE to make any cash settlements to management or employees under equity awards consistent with its past practice not in excess of $7,500,000 in the aggregate during any calendar year; and
(iii)    Anixter and its Subsidiaries may make any other payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), in each case so long as (A) no Amortization Event exists or would result therefrom, and (B) the Payment Conditions are satisfied.
(b)    Anixter will not, and will not permit any Inventory Facility Loan Party to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)    payment of Indebtedness created under the Loan Documents;

(ii)    (A) payments of interest and principal (including prepayments) in respect of the Indebtedness under the Inventory Facility and permitted under clause (viii) of Section 7.01(a), (B) payments of interest and principal (including prepayments) by the Borrower to Anixter in respect of the Indebtedness of the Borrower to Anixter arising under Receivables Facility Transactions and permitted under clause (iv)(A) of Section 7.01(a) and (C) payment of regularly scheduled interest and principal payments as and when due in respect of any other Indebtedness permitted under Section 7.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iii)    (x) refinancing of Indebtedness to the extent permitted by Section 7.01 and (y) payments in respect of the 5.625% Senior Notes due 2019 issued under the 2012 Notes Indenture with the proceeds of the Indebtedness permitted by Section 7.01(a)(xvi);~~;~~
(iv)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 7.05; and
(v)    any other payments in respect of any Indebtedness, in each case, so long as (A) no Amortization Event exists or would result therefrom, and (B) the Payment Conditions are satisfied.
(c)    Notwithstanding anything to the contrary contained in this Section 7.08, the Borrower will not declare or make, directly or indirectly, any payment, distribution or contribution to or investment in Anixter if an Amortization Event or a Potential Amortization Event has occurred and is continuing or would result therefrom or if after giving pro forma effect thereto, the Borrower would not be in compliance with Section 7.14(b).
(d)    Notwithstanding anything to the contrary contained in this Section 7.08, the Borrower will not make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property of or in respect of principal of or interest on any Indebtedness, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or terminate any Indebtedness, except:
(i)    payment of Indebtedness created under the Loan Documents;
(ii)    payments of interest and principal (including prepayments) by the Borrower to Anixter in respect of the Indebtedness of the Borrower to Anixter arising under Receivables Facility Transactions;
SECTION 7.09.    Transactions with Affiliates~~SECTION 7.9.~~. Anixter will not, and will not permit any Inventory Facility Loan Party to, directly or indirectly enter into or permit to exist any transaction (including any sale, lease or other transfer of any property or assets, any purchase, lease or other acquisition of any property or assets, or the rendering of any service) with any Affiliate of Anixter that is not an Inventory Facility Loan Party that involves one or more payments to such Affiliate in excess of $5,000,000 for any single transaction or series of related transactions on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time (other than payments to AXE permitted pursuant to Section 7.08(a)); provided that the foregoing shall not restrict transactions among Foreign Subsidiaries. Notwithstanding anything to the contrary contained in this Section 7.09, the Borrower will not enter into or permit to exist any transaction (including any sale, lease, or other transfer of any property or assets, any purchase, lease, or other acquisition of any property or assets, or the rendering of any service) with any Person, except as specifically permitted under the Receivables Facility Transactions.
SECTION 7.10.    Restrictive Agreements.
(a)    Anixter will not, and will not permit any Inventory Facility Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person to create, incur, or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of Anixter to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Anixter or any other Subsidiary or to guarantee Indebtedness of Anixter or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document or by any “Loan Document” (as defined in the Inventory Facility Credit Agreement), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
(b)    Notwithstanding anything to the contrary contained in this Section 7.10, the Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur, or permit to exist any Lien upon any of its property or assets, or (b) the ability of Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Anixter; provided that the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document or Receivables Facility Transaction Document.
SECTION 7.11.    Amendment of Material Documents.
(a)    Anixter will not, and will not permit any member of the Consolidated Group to, amend, modify or waive any of its rights under (i) any agreement relating to any Subordinated Indebtedness~~,~~ or (ii) the Revolving Subordinated Note, ~~or (iii) the HD Supply Acquisition Agreement~~, in each case without five (5) Business Days’ prior written notice or to the extent any such amendment, modification, or waiver would be adverse to the Lenders.
(b)    Notwithstanding anything to the contrary contained in this Section 7.11, the Borrower will not, and with respect to (2) below, will not cause any Inventory Facility Loan Party to, amend, modify or waive any of its rights under (1) its Organization Documents or (2) any Receivables Facility Transaction Documents, in each case, without five (5) Business Days’ prior written notice or to the extent any such amendment, modification or waiver would impair its ability to comply with the terms or provisions of any of the Loan Documents, including Section 6.19 or any of the Receivables Facility Transaction Documents as in effect on the Effective Date.
SECTION 7.12.    Employee Benefit Matters.
Anixter will not, and will not permit any ERISA Affiliates (including the Borrower) to, do any of the following which, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:
(a)    engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the U.S. Department of Labor;
(b)    permit any failure to make “minimum required contributions” (as defined in Sections 302 of ERISA and 412 of the Code), whether or not waived;
(c)    fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any ~~Benefit~~ Pension Plan;
(d)    terminate any ~~Benefit~~ Pension Plan in a distress termination under Section 4041(c) of ERISA which would result in any liability to Anixter or any ERISA Affiliates;
(e)    fail to make any contribution or payment to any Multiemployer Plan which Anixter or any ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;
(f)    fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment;
(g)    amend a Pension Plan resulting in an increase in the “adjusted funding target attainment percentage” (as defined in Section 436 of the Code) for the plan year such that Anixter or any ERISA Affiliates is required to provide security to such Pension Plan under Section 436 of the Code;
(h)    permit any unfunded liabilities with respect to any Foreign Pension Plan to exist; or
(i)    fail to pay any required contribution or payment to a Foreign Pension Plan on or before the date for such required installment or payment.

SECTION 7.13.    Environmental Liabilities.
(a)    Anixter will not, and will not permit any member of the Consolidated Group to, become subject to any Environmental Liability which could reasonably be expected to result in a Material Adverse Effect.
(b)    Notwithstanding anything to the contrary contained in this Section 7.13, the Borrower will not become subject to any Environmental Liability.
SECTION 7.14.    Financial Covenants.
(a)    Minimum Fixed Charge Coverage Ratio. Anixter will not permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the end of any Fiscal Quarter for the period of four (4) Fiscal Quarters then most recently ended, commencing on the date that a Financial Covenant Trigger Period first begins and measured as of the end of the Fiscal Quarter ending immediately preceding the date on which such Financial Covenant Trigger Period first began and as of the end of each Fiscal Quarter thereafter during such Financial Covenant Trigger Period, to be less than 1.0 to 1.0. The Consolidated Fixed Charge Coverage Ratio will be calculated after the elimination of the minority interest in any Subsidiaries that are not wholly owned Subsidiaries.
(b)    Minimum Net Worth. The Borrower shall have at all times Net Worth of not less than 3.5% of the Outstanding Balance of the Receivables at such time.
SECTION 7.15.    Change in Payment Instructions to Obligors~~SECTION 7.15.~~. Except as may be required by the Administrative Agent pursuant to Section 8.02(b), neither the Borrower nor the Servicer will add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (a) written notice of such addition, termination or change and (b) with respect to the addition of a Collection Bank or the addition of a Lock-Box or Collection Account, an executed Collection Account Agreement with respect to the new Lock-Box or Collection Account; provided that the Borrower may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
SECTION 7.16.    Modifications to Contracts and Credit and Collection Policy~~SECTION 7.16.~~. The Borrower will not make any change to any Credit and Collection Policy that could reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, unless required to do so by a change in any applicable law, rule or regulation. Except as provided in Section 8.02(d), the Borrower or the Servicer will not extend, amend or otherwise modify the terms of any Receivable or any related Contract other than in accordance with the applicable Credit and Collection Policy.
SECTION 7.17.    Designation of Amortization Date~~SECTION 7.17.~~. The Borrower will not designate the “Amortization Date” (as defined in the Receivables Sale Agreement), or send any written notice to the Seller in respect thereof, without the prior written consent of the Administrative Agent, except with respect to the occurrence of an Amortization Date arising pursuant to clause (h), (i) or (j) of Article IX. The

Borrower will not, and will not permit the Seller to, designate the “Amortization Date” (as defined in any Receivables Transfer Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent, except with respect to the occurrence of an Amortization Event of the type described in clause (h), (i), or (j) of Article IX.
SECTION 7.18.    Termination of Receivables Sale Agreement. The Borrower will not terminate the Receivables Sale Agreement without the prior written consent of each of the Lenders, except for a termination arising as a result of the Facility Termination Date.
SECTION 7.19.    Name Change; Offices and Records. Neither the Borrower nor the Servicer will change its name, change its mailing address, identity, state of incorporation, corporate structure or organizational identification number, if any, or relocate its chief executive office or any office where Records are kept unless it shall have: (a) given the Administrative Agent at least forty-five (45) days’ prior written notice thereof and (b) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.
SECTION 7.20.    Protection of Title. The Servicer will defend the right, title and interest of the Administrative Agent and the Lenders in, to and under the Receivables, and the Related Security and Collections, each Contract under which any Account arises, each Lock-Box and each Collection Account, against all claims of third parties claiming through or under the Borrower or the Seller.
ARTICLE VIII

Administration and Collection
SECTION 8.01.    Designation of the Servicer.
(a)    The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.01(a). Anixter is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. Anixter shall not resign as the Servicer without the prior written consent of the Administrative Agent. The Administrative Agent may at any time designate as Servicer any Person to succeed Anixter or any successor Servicer. It is understood and agreed that, solely with respect to the Subsidiary Originator Receivables, the Subsidiary Originator originating such Subsidiary Originator Receivables is hereby designated as sub-servicer and will perform all of the duties and obligations of the Servicer with respect to such Subsidiary Originator Receivables.
(b)    Without the prior written consent of the Administrative Agent, Anixter shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) the Borrower, (ii) each Subsidiary Originator with respect to its respective Subsidiary Originator Receivables and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Neither the Borrower nor Subsidiary Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Anixter. If at any time the Administrative Agent shall designate as Servicer any Person other than Anixter, all duties and responsibilities theretofore delegated by Anixter to the Borrower may, at the discretion of the Administrative Agent, be terminated forthwith on notice given by the Administrative Agent to Anixter and the Borrower.

(c)    Notwithstanding the foregoing subsection (b), if Anixter shall have delegated its duties and responsibilities as Servicer to any Person, (i) Anixter shall be and remain primarily liable to the Administrative Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer (other than any Servicer appointed by the Administrative Agent without Anixter’s consent) hereunder, (ii) Administrative Agent and the Lenders shall be entitled to deal exclusively with Anixter in matters relating to the discharge by the Servicer (other than any Servicer appointed by the Administrative Agent without Anixter’s consent) of its duties and responsibilities hereunder and (iii) neither the Administrative Agent nor any of the Lenders shall be required to give any notice, demand or other communication to any Person other than Anixter in order for communication to the Servicer (other than any Servicer appointed by the Administrative Agent without Anixter’s consent) and its sub-servicer or other delegate with respect thereto to be accomplished. Anixter, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.
SECTION 8.02.    Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the applicable Credit and Collection Policy.
(b)    The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account, or, to the extent permitted by the Security Agreement, a Company Owned Post Office Box. The Servicer shall execute a Collection Account Agreement in form and substance reasonably satisfactory to the Administrative Agent with each bank maintaining a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security with respect thereto, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.03, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, the Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.
(c)    The Servicer (or, during any Cash Dominion Trigger Period, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article III. The Servicer shall set aside and hold in trust for the account of the Borrower and the Lenders their respective shares of the Collections in accordance with Article III. During any Cash Dominion Trigger Period, the Servicer shall, at the request of the Administration Agent, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Borrower prior to the remittance thereof in accordance with Article III to the extent of any accrued and unpaid Obligations. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit such Collections with a bank designated by the Administrative Agent on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d)    The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, that such extension or adjustment shall not alter the status of such Receivable as a Charged-Off Receivable or limit the rights of the Administrative Agent or the Lenders under this Agreement. Notwithstanding anything to the contrary contained herein, at any time during the Amortization Period, the Administrative Agent, in its discretion or at the direction of the Required Lenders, shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security with respect thereto.
(e)    The Servicer shall hold for the Borrower and the Administrative Agent (on behalf of the Lenders) all Records that (i) evidence or relate to the Receivables, the related Contracts and the Related Security with respect thereto or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent, in its discretion or at the direction of the Required Lenders, at any time following an Amortization Event or a Potential Amortization Event, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent, with the consent or at the direction of the Required Lenders.
SECTION 8.03.    Collection Notices. Upon the occurrence of and during the continuation of an Amortization Event or a Potential Amortization Event, or during any Cash Dominion Trigger Period, the Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices, and shall deliver such Collection Notices if directed to do so by the Required Lenders. The Borrower hereby transfers to the Administrative Agent for the benefit of the Lenders, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and Collection Account. If any authorized signatory of the Borrower whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of a Collection Notice with respect thereto, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Borrower hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled to, following the delivery of any Collection Notice, (i) endorse the Borrower’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security with respect thereto and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Borrower.
SECTION 8.04.    Responsibilities of the Borrower. Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Lenders of their rights hereunder shall not release the Servicer, any Originator or the Borrower from any of their duties or obligations with respect to the Receivables or under the related Contracts. Neither the Administrative Agent nor any of the Lenders shall have any obligation or liability with respect to the Receivables or the related Contracts, nor shall any of them be obligated to perform the obligations of the Borrower.
SECTION 8.05.    Servicing Fees. In consideration of Anixter’s agreement to act as Servicer hereunder and as compensation for its servicing activities, the Lenders hereby agree that, so long as Anixter shall continue to perform as Servicer hereunder, the Borrower shall pay over to Anixter a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding calendar month, equal to 0.37% times the Outstanding Balance of all Receivables generated during such immediately preceding calendar month, as compensation for its servicing activities.
ARTICLE IX

Amortization Events
If any of the following events (“Amortization Events”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or the Seller shall fail to make any payment or deposit required under the Receivables Sale Agreement when due, in any case whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    (i) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or (ii) the Seller shall fail to make any payment or deposit required to be paid to a Lender, the Administrative Agent or an Indemnitee under this Agreement or any other Loan Document;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or Anixter or any of its Subsidiaries in, or in connection with, this Agreement, any other Loan Document or any Receivables Facility Transaction Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any Receivables Facility Transaction Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been false or misleading in any material respect (or, if such representation or warranty is already qualified or modified by materiality in the text thereof, in any respect) when made or deemed made;
(d)    the Borrower, Anixter or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01 (other than clauses (b) (but only with respect to the last Fiscal Quarter of a Fiscal Year), (i), (j), (l) and (m)), Section 6.02(a), Section 6.03 (with respect to the Borrower’s existence), Section 6.08, Section 6.10 or in Article VII (other than Section 7.12);
(e)    (i) the Borrower, Anixter or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(b) (but only with respect to the last Fiscal Quarter of a Fiscal Year), (i), (j), (l), and (m), Section 6.02 (other than clause (a)), Section 6.03 (other than with respect to the Borrower’s existence), Section 6.04, Section 6.05, Section 6.06 (solely if the Borrower refuses to permit any representative designated by the Administrative Agent or any Lender to visit and inspect the Borrower’s properties, to conduct at such Person’s premises field examinations of such Person’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, in each case subject to and in accordance with Section 6.06), Section 6.07, or Section 6.14, and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of knowledge of such breach by the Borrower, Anixter or any of its Subsidiaries or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender), provided that with respect to Section 6.01(b) as set forth in this clause, the grace period shall be the shorter of fifteen (15) days and the date such deliveries required thereunder were delivered or required to be delivered to the SEC; or (ii) the Borrower, Anixter or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement, any other Loan Document (unless a specific cure and/or grace period relating to such covenant, condition or agreement is referenced in such Loan Document) or any Receivables Facility Transaction Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of knowledge of such breach by the Borrower, Anixter or any of its Subsidiaries or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);
(f)    AXE, Anixter or any Subsidiary of Anixter shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (beyond any applicable grace period);
(g)    (i) any event of default (however defined) occurs under the Inventory Facility; or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 or any such Person’s debts, or of a substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 or for a substantial part of any such Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)    (i) an Enforceable Judgment (other than an Enforceable Judgment described in the proviso contained in the definition of the term “Enforceable Judgment”) for the payment of money in excess of $35,000,000 shall be rendered against Anixter, any Subsidiary of Anixter, or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to enforce any such Enforceable Judgment; or (ii) any Enforceable Judgment described in the proviso contained in the definition of the term “Enforceable Judgment” shall be rendered against the Borrower;
(l)    any order, judgment, or decree shall be entered against the Borrower, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or the Borrower, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 shall otherwise dissolve or cease to exist, in each case except as expressly permitted pursuant to Section 7.03(a) or 7.03(b);
(m)    (i) any one or more Termination Events occur which could reasonably be expected to subject Anixter or an ERISA Affiliate to a liability to pay more than $75,000,000 in the aggregate, or (ii) the plan administrator of any Plan applies under Section 412(c) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either Anixter or any ERISA Affiliate to a liability of more than $75,000,000 in the aggregate;
(n)    (i) a Change in Control shall occur, (ii) Anixter shall cease to own directly or indirectly all of the capital stock of the Borrower (other than director’s qualifying shares); (iii) except as permitted in Section 7.05(a), Anixter shall cease to own directly or indirectly at least 51% of the outstanding stock of each class of the capital stock of each Subsidiary of Anixter; or (iv) AXE shall cease to own at least 51% of the outstanding stock of each class of the capital stock of Anixter;
(o)    any breach or other violation by any holder of the Revolving Subordinated Note of the subordination or enforcement restrictions applicable thereto shall occur;
(p)    any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Obligation Guaranty or any Guarantor shall fail to comply with any Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Obligation Guaranty to which it is a party, or shall give notice to such effect;
(q)    except as permitted by the terms of this Agreement, any Collateral Document, or the Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral with a value of $1,000,000 or greater in the aggregate purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first-priority Lien;
(r)    any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
(s)    any material provision of any Loan Document or any Receivables Facility Transaction Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any

Person party thereto shall challenge the enforceability of any Loan Document or any Receivables Facility Transaction Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents or any Receivables Facility Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
(t)    (i) the Indebtedness evidenced by the 5.625% Senior Notes due 2019 issued under the 2012 Notes Indenture is not repaid in full or refinanced or replaced on terms mutually satisfactory to Anixter and the Administrative Agent (including, as to any Indebtedness refinancing or replacing such notes, such Indebtedness having a maturity date not earlier than approximately ninety (90) days after the Maturity Date) by January 31, 2019, which is the date that is approximately ninety (90) days before the stated maturity date of such notes as of the Third Amendment Effective Date, (ii) the Indebtedness evidenced by the 5.125% Senior Notes due 2021 issued under the 2012 Notes Indenture is not repaid in full or refinanced or replaced on terms mutually satisfactory to Anixter and the Administrative Agent (including, as to any Indebtedness refinancing or replacing such notes, such Indebtedness having a maturity date not earlier than approximately ninety (90) days after the Maturity Date) by July 1, 2021, which is the date that is approximately ninety (90) days before the stated maturity date of such notes as of the ~~Effective Date;~~ Third Amendment Effective Date and (iii) the Indebtedness evidenced by the 5.50% Senior Notes due 2023 issued under the 2015 Notes Indenture is not repaid in full or refinanced or replaced on terms mutually satisfactory to Anixter and the Administrative Agent (including, as to any Indebtedness refinancing or replacing such notes, such Indebtedness having a maturity date not earlier than approximately ninety (90) days after the Maturity Date) by December 1, 2022, which is the date that is approximately ninety (90) days before the stated maturity date of such notes as of the Third Amendment Effective Date.
(u)    during any period when Indebtedness under the 2012 Notes Indenture remains outstanding, any requirement arises under the 2012 Notes Indenture to grant liens upon any Collateral to secure any Indebtedness issued under the 2012 Notes Indenture;
(v)    as at the end of any Collection Period, the occurrence and continuation of a Servicer Termination Event shall have occurred; or
(w)    The Seller shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Borrower under the Receivables Sale Agreement, other than as a result of the occurrence of the Facility Termination Date;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the

Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Amortization Event, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE X

The Administrative Agent
SECTION 10.01.    Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 10.02.    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 10.03.    Duties and Obligations~~SECTION 10.3.~~. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Amortization Event has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Potential Amortization Event unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 10.04.    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.05.    Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
SECTION 10.06.    Resignation~~SECTION 10.6.~~. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 11.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 10.07.    Non-Reliance.
(a)    Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and will rely significantly upon the Borrower’s books and records, as well as on representations of the Borrower’s personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with the Borrower or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 10.08.    Other Agency Titles. Each of the Joint Lead Arrangers, Joint Book Runners, Administrative Agent, Co-Syndication Agents, and ~~Co-~~Documentation ~~Agents~~ Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Administrative Agent, Co-Syndication Agent and ~~Co-~~Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
SECTION 10.09.    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.
(a)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)    In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
SECTION 10.10.    Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
SECTION 10.11.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
ARTICLE XI

Miscellaneous
SECTION 11.01.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower at:
2301 Patriot Boulevard
Glenview, IL 60026
Attention: ~~David Johnson~~Kevin Burns
Facsimile No: (224) 521-~~8990~~8557

(ii)	if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
10 S. Dearborn Street, 22nd Floor
Mail Code: IL1-1454
Chicago, IL 60603
Attention: Stephanie Lis
Facsimile No: (312) 732-1262

(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (1) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (2) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (3) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Potential Amortization Event certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of itself and Anixter) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    Borrower and Anixter each agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or Anixter pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 11.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower or Anixter therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Potential Amortization Event, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Potential Amortization Event at the time.
(b)    Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document (other than the Fee Letter) nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Servicer and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower and/or Anixter, as applicable, that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or the date of any payment or deposit of Collections by the Borrower or the Servicer, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or change the definition of “Maturity Date”, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the order or manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of “Borrowing Base” or otherwise amend, modify, or eliminate the definition of “Borrowing Base” or any of the defined terms (including the definition of “Eligible Receivables”) that are used in that definition to the extent that any such change results in more credit being made available to the Borrower based upon the Borrowing Base, but not otherwise, without the written consent of each Lender (other than any Defaulting Lender) or change the definition of “Amortization Event” or “Commitment” without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release AXE from its obligation under the AXE Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (ix) modify clause (t) of Article IX without the written consent of each Lender (other than any Defaulting Lender), or (x) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 11.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)    The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Borrower on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Person disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to Anixter or one of its Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $15,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 11.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 11.03.    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay all (i) reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, the Administrative Agent’s Liens in and to the Collateral or the Lenders’, the Swingline Lender’s and the Issuing Banks’ relationship with AXE, Anixter or the Borrower, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of

Credit, and including reasonable out-of-pocket costs and expenses relative to third party claims or any other lawsuit or adverse proceeding paid or incurred. With respect to fees, charges and disbursements of counsel described in clause (iii) above, the foregoing shall be limited to the reasonable out-of-pocket fees, charges and disbursements of counsel of one counsel for the Administrative Agent and one counsel for the Lenders unless a conflict of interest arises, and, in such case, additional counsel for each Lender to the extent reasonably required by such conflict of interest. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i)    appraisals and insurance reviews;
(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
(iv)    Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(v)    sums paid or incurred to take any action required of any of the Borrower or Anixter under the Loan Documents that the Borrower or Anixter fails to pay or take; and
(vi)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b)    Each of the Borrower and Anixter shall jointly and severally indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (collectively, “Indemnified Amounts”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of:
(i)    the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations thereunder, the consummation of the Transactions or any other transaction contemplated hereby, and/or the enforcement of any rights or remedies of any Indemnitee provided under the Loan Documents, any agreement or instrument contemplated thereby or by any Requirement of Law;
(ii)    any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit);
(iii)    the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17; and
(iv)    any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any of its Affiliates or any other Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee;
excluding, however, in all of the foregoing instances:
(i)    Indemnified Amounts to the extent the same are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee;
(ii)    Indemnified Amounts to the extent the same result from a dispute among Indemnitees that does not involve an action or omission by any member of the Consolidated Group and does not involve a claim against the Administrative Agent, the Issuing Bank, or any Lender in its capacity as such;
(iii)    Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy, or lack of creditworthiness of the related Obligor or the financial inability of the related Obligor to pay; or
(iv)    Excluded Taxes.
Without limiting the generality of the foregoing indemnification, the Borrower and Anixter shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all Indemnified Amounts incurred by or asserted against any Indemnitee (including losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Borrower or Anixter) arising out of, in connection with, or as a result of:
(a)    any representation or warranty made by the Borrower or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Loan Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(b)    any failure by the Borrower or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or any related Contract, or the nonconformity of any Receivable or any related Contract with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(c)    any failure by the Borrower or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Loan Document;
(d)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, or services that are the subject of any Receivable or any related Contract;
(e)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise, or services that are the subject of such Receivable or the furnishing or failure to furnish such merchandise or services;
(f)    the commingling by the Borrower of Collections of Receivables at any time with other funds;
(g)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Loan Document, the transactions contemplated hereby, the use of the proceeds of any Loan, the security interest in the Receivables or any other investigation, litigation or proceeding relating to the Borrower or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(h)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(i)    any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of, any Receivable and the Related Security and Collections with respect thereto from the Seller, free and clear of any Lien (except as contemplated by the Loan Documents); or any failure of the Borrower to give reasonably equivalent value to Seller under the Receivables Sale Agreement in consideration of the transfer by the Seller of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(j)    any failure of Anixter to acquire and maintain legal and equitable title to, and ownership of, any Receivable and the Related Security and Collections with respect thereto from the applicable Originator free and clear of any Lien (except as contemplated by the Loan Documents); or any failure of Anixter to give reasonably equivalent value to any Originator under the related Receivables Transfer Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(k)    any Amortization Event described in Article IX, clauses (h), (i) and (j) has occurred;

(l)    any failure to vest and maintain vested in the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in the Receivables, and the Related Security and Collections with respect thereto, free and clear of any Lien (except as created by the Loan Documents);
(m)    any failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, or the Related Security and Collections with respect thereto, and the proceeds of any thereof;
(n)    any action or omission by the Borrower which reduces or impairs the rights of the Administrative Agent or the Lenders with respect to any Receivable or the value of any Receivable;
(o)    any attempt by any Person, other than a Lender, to void any Loan or Letter of Credit hereunder or the security interest of the Administrative Agent for the benefit of the Lenders in the Receivables, and the Related Security and Collections with respect thereto, created by the Loan Documents, in each case under statutory provisions or common law or equitable action; or
(p)    the failure of any Receivable included as an Eligible Receivable on any Borrowing Base Certificate to be an Eligible Receivable as of the date of such Borrowing Base Certificate.
(a)    The Servicer shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all Indemnified Amounts incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the Servicer’s failure to duly and punctually perform its obligations under this Agreement or the Servicer’s activities hereunder, excluding, however:
(i)    Indemnified Amounts to the extent the same are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee;
(ii)    Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness or financial inability of the related Obligor or the unwillingness of the related Obligor to pay (other than in connection with a dispute giving rise to a Dilution); or
(iii)    Excluded Taxes.
provided that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Lenders to the Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement.
Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all Indemnified Amounts incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of:
(a)    any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Loan Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;
(b)    any failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or any related Contract;
(c)    any failure by the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Loan Document;
(d)    the commingling by the Servicer of Collections of Receivables at any time with other funds (except as contemplated by the Loan Documents);
(e)    any investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby; or
(f)    any action or omission by the Servicer which reduces or impairs the rights of the Administrative Agent or the Lenders with respect to any Receivable or the value of any Receivable.
(a)    After receipt by an Indemnitee of notice of any Proceedings involving such Indemnitee, such Indemnitee shall, if a claim in respect thereof is to be made against the Servicer hereunder, promptly notify the Servicer in writing, and in reasonable detail, of such Proceeding. Upon receipt of notice from an Indemnitee seeking indemnification hereunder with respect to any such Proceeding, the Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent. Upon the Servicer’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but the Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnitee in connection with the defense thereof unless (x) the Servicer agrees in writing to pay such fees and expenses, (y) the Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnitee shall have been advised by counsel that there are actual or potential conflicting interests between the Servicer, on the one hand, and the Indemnitee, on the other hand, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Servicer; provided, however, that the Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for any Indemnitee in connection with any Proceeding. The Servicer shall have the sole authority to settle any claim for monetary damages and, if the Servicer chooses not to assume the defense of any such Proceeding, no Indemnitee will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.
(b)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.
(c)    To the extent permitted by applicable law, neither the Borrower nor Anixter shall assert, and the Borrower and Anixter each hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (f) shall relieve the Borrower or Anixter of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(d)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 11.04.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Amortization Event has occurred and is continuing, any other assignee, and provided further that the express written consent of the Borrower (which may be given or withheld in the sole discretion of the Borrower) shall at all times be required for any transfer or assignment to a Competitor;

(B)    the Administrative Agent;
(C)    the Issuing Bank; and
(D)    the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Amortization Event has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, Anixter and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and
(E)    each assignment must be accompanied by an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under the Inventory Facility Credit Agreement (including a proportionate part of the Inventory Facility Secured Obligations owed to such assigning Lender and a proportionate part of such assigning Lender’s “Commitment” under and as defined in the Inventory Facility Credit Agreement).
For the purposes of this Section 11.04(b), the terms “Approved Fund”, “Competitor” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Competitor” means any Person who is substantially engaged in the businesses of the Consolidated Group; provided that in no event shall any Person a predominant portion of whose business involves banking, insurance, investment banking, broker/dealer, investment or similar activities (including any Person involved in the life insurance business or in the business of the investment of annuities or contributions to pension, retirement, medical or similar plans or arrangements) be deemed a Competitor.
“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) the Borrower, Anixter or a Subsidiary or other Affiliate of Anixter.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed

Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this

Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.05.    Survival~~SECTION 11.5.~~. All covenants, agreements, representations and warranties made by the Borrower and Anixter in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Potential Amortization Event or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 11.03, Section 11.12 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 11.06.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 11.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08.    Right of Setoff. If an Amortization Event shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 11.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois (including, without limitation, 735 ILCS Section 105/5-1 et seq), but giving effect to federal laws applicable to national banks.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or Illinois State court sitting in Cook County, Illinois in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower and Anixter or any of its respective properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 11.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process (and the Administrative Agent, Issuing Bank or Lender, as applicable, shall give notice to the Borrower thereof prior to such disclosure, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Borrower pursuant to the terms of such Requirement of Law or such subpoena or similar legal process), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and Anixter and their obligations, (g) with the consent of the Borrower, (h) to any Person providing a guarantee of all or any portion of the Secured Obligations, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 11.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower and Anixter that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and Anixter, which information includes the name and address of such parties and other information that will allow such Lender to identify the Borrower or Anixter, as applicable, in accordance with the USA PATRIOT Act.
SECTION 11.15.    Disclosure. The Borrower and Anixter and each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and Anixter.
SECTION 11.16.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 11.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 11.18.    Marketing Consent. The Borrower hereby authorizes JPMCB and its affiliates (including J.P. Morgan Securities LLC) (collectively, the “JPMCB Parties”), at their respective sole expense, and with the prior approval of the Borrower, to include the Borrower’s name and logo in advertising slicks posted on their internet sites, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to this Agreement as each may from time to time determine in its sole discretion. Notwithstanding the foregoing, JPMCB Parties shall not publish the Borrower’s name in a newspaper or magazine without obtaining the Borrower’s prior written approval. The foregoing authorization shall remain in effect unless and until the Borrower notifies JPMCB in writing that such authorization is revoked.
SECTION 11.19.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.
BORROWER:
ANIXTER RECEIVABLES CORPORATION
By:
Name:     Rodney Shoemaker
Title:     Vice President – Treasurer

INITIAL SERVICER:
ANIXTER INC.
By:
Name:     Rodney Shoemaker
Title:     Senior Vice President – Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Administrative Agent, Issuing Bank and Swingline Lender
By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as an Issuing Bank
By:
Name:
Title:
BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:
SUNTRUST BANK, as a Lender
By:
Name:
Title:
PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

~~COMMITMENT SCHEDULE~~
~~Commitments~~

~~Lender~~	~~Total Revolver Commitment~~
~~JPMorgan Chase Bank, N.A.~~	~~$170,000,000~~
~~Wells Fargo Bank, National Association~~	~~$170,000,000~~
~~Bank of America, N.A.~~	~~$120,000,000~~
~~SunTrust Bank~~	~~$80,000,000~~
~~PNC Bank, National Association~~	~~$60,000,000~~
~~All Lenders~~	~~$600,000,000~~

~~SCHEDULE 6.22~~
~~(RECEIVABLES FACILITY)~~

~~Post-Closing Security Perfection~~

	~~Document~~	~~Due Date~~
~~1.~~	~~Deposit Account Control Agreement pursuant to Section 5.01(m) of the Credit Agreement, including:~~
	~~%2. Deposit Account Control Agreement among ARC (Anixter as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 3751592291Lockbox account no(s).: 847428~~	~~60 days from the Closing Date~~
	~~%2. Deposit Account Control Agreement among ARC (Anixter as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 3751592314Lockbox account no(s).: 847481~~	~~60 days from the Closing Date~~
	~~%2. Deposit Account Control Agreement among ARC (Anixter as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 8666600206Lockbox account no(s).: 98908; 99132; 16960~~	~~60 days from the Closing Date~~
	~~%2. Deposit Account Control Agreement among ARC (Anixter as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 8666000209Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~
	~~%2. Deposit Account Control Agreement among Accu-Tech (ARC as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 3750905180Lockbox account no(s).: 840781~~	~~60 days from the Closing Date~~

~~Document~~	~~Due Date~~
~~%2. Deposit Account Control Agreement among Accu-Tech (ARC as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 3750777981Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~
~~%2. Deposit Account Control Agreement among Accu-Tech (ARC as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 3750777965Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~
~~%2. Deposit Account Control Agreement among Accu-Tech (ARC as Servicer), Bank of America and the Agent for the following accounts:  Account no(s).: 3750186815Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~
~~%2. Deposit Account Control Agreement among HDS Power Solutions/HDS PS [Electrical], Wells Fargo and the Agent for the following accounts:  Account no(s).: 2000042903079Lockbox account no(s).: N/A~~ 	~~60 days from the Closing Date~~
~~%2. Deposit Account Control Agreement among HDS Power Solutions/HDS PS [Utilities], Bank of America and the Agent for the following accounts:  Account no(s).: 4426593210Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~

~~%2. Deposit Account Control Agreement among Tri-Ed Distribution, Bank of America and the Agent for the following accounts:~~
   ~~Account no(s).: 3752212127~~
   ~~Lockbox account no(s).: 402433 (Atlanta); 840506 (Dallas);~~
            ~~50148 (Los Angeles)~~
~~60 days from the Closing Date~~
~~%2. Deposit Account Control Agreement among Northern Video, Bank of America and the Agent for the following accounts:  Account no(s).: 4426846954Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~
~~%2. Deposit Account Control Agreement among Communication Cables, Bank of America and the Agent for the following accounts:  Account no(s).: 4427725391Lockbox account no(s).: N/A~~	~~60 days from the Closing Date~~